EXHIBIT 4.1

CPM HOLDINGS, INC.
AND EACH OF THE GUARANTORS PARTY HERETO
10 5/8% SENIOR SECURED NOTES DUE 2014

INDENTURE
Dated as of August 18, 2009

Wilmington Trust FSB
Trustee and Collateral Agent

CROSS-REFERENCE TABLE*

Trust Indenture
Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.03
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	10.03
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	4.03;13.02; 13.05
(b)	10.02
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	10.03; 10.04; 10.05
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12; 9.04(b)
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

Page
Section 13.08 Governing Law	97
Section 13.09 No Adverse Interpretation of Other Agreements	97
Section 13.10 Successors	97
Section 13.11 Severability	97
Section 13.12 Counterpart Originals	97
Section 13.13 Table of Contents, Headings, etc.	97
EXHIBITS

Exhibit A1	FORM OF NOTE
Exhibit A2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE
Exhibit G	FORM OF INTERCREDITOR AGREEMENT

     INDENTURE dated as of August 18, 2009 among CPM Holdings, Inc., a Delaware corporation, the Guarantors and Wilmington Trust FSB, as trustee and collateral agent.
     The Company, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 10 5/8% Senior Secured Notes due 2014 (the “Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.01 Definitions.
     “144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
     “Acquired Debt” means, with respect to any specified Person:
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
     “Additional Notes” means additional Notes (other than the Initial Notes and the applicable Exchange Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09, as part of the same series as the Initial Notes and Exchange Notes.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
     “Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of the Note and (ii) the excess of:
     (1) the present value at such redemption date of the sum of (i) the redemption price of such Note at September 1, 2012, such redemption price being set forth in the table appearing in Section 3.07(b) hereof plus (ii) all required interest payments due on the Note through September 1, 2012 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

     (2) the then outstanding principal amount of the Note.
     “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
     “Asset Sale” means:
     (1) the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Sections 4.15 and 5.01 hereof and not by Section 4.10 hereof; and
     (2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries (in each case, other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or any of its Restricted Subsidiaries).
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
     (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;
     (2) a transfer of assets between or among the Company and its Restricted Subsidiaries or between or among the Company’s Restricted Subsidiaries;
     (3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;
     (4) the sale, lease or other transfer of products, services, inventory, accounts receivable or other assets or rights in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;
     (5) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of intellectual property in the ordinary course of business;
     (6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
     (7) the granting of Liens not prohibited by Section 4.12 hereof;
     (8) the sale or other disposition of cash or Cash Equivalents; and
     (9) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Business Day” means any day other than a Legal Holiday.
     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
     “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing (x) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock and (y) any compensation agreement, plan or arrangement conferred upon employees of the Company or any Restricted Subsidiary of the Company to the extent such agreement, plan or arrangement provides for payments tied to measures of operating performance.
     “Cash Equivalents” means:
     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;
     (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the New Senior Secured Revolving Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;
     (4) fully collateralized repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (2) and (3) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) of this definition;
     (5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within 270 days after the date of acquisition;
     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and
     (7) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
     “Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.
     “Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Principal;
     (2) the adoption of a plan relating to the liquidation or dissolution of the Company;
     (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that the Principal ceases to collectively be the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or
     (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
     “Clearstream” means Clearstream Banking, S.A.

     “Collateral” means the collateral securing the Second Priority Claims pursuant to the Second Priority Pledge and Security Agreement.
     “Collateral Agent” means Wilmington Trust FSB, in its capacity as Collateral Agent under this Indenture and the Collateral Documents, together with its successors in such capacity.
     “Collateral Documents” means the Second Priority Pledge and Security Agreement, the Second Priority Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted by the Company or Guarantor to secure any Second Priority Claims or under which rights or remedies with respect to any such Lien are governed.
     “Company” means CPM Holdings, Inc., and any and all successors thereto.
     “Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus
     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
     (3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
     (4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus
     (5) fees, expenses and other charges relating to the issuance of the Notes and entering into the New Senior Secured Revolving Credit Facility; minus
     (6) non-cash items increasing such Consolidated Net Income for such period, other than (x) the accrual of revenue in the ordinary course of business and (y) any items that represent the reversal in such period of any accrual of, or cash reserve for, anticipated charges made in any prior period, which accrual or reserve was recorded after the date of this Indenture, in each case, on a consolidated basis and determined in accordance with GAAP.
     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:
     (1) all extraordinary gains and losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;
     (2) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
     (3) the net income (and net loss) of any Restricted Subsidiary of the specified Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that any dividend or distribution is actually made in cash and not otherwise included herein; and
     (4) the cumulative effect of a change in accounting principles will be excluded.
     “continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:
     (1) was a member of such Board of Directors on the date of this Indenture; or
     (2) was nominated for election or elected to such Board of Directors with the approval of the Principal or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 or such other address as to which the Trustee may give notice to the Company.
     “Credit Facilities” means, one or more debt facilities (including, without limitation, the New Senior Secured Revolving Credit Facility) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
     “Custodian” means Wilmington Trust FSB, as custodian with respect to the Notes in global form, or any successor entity thereto.

     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
     “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
     “Discharge of First Priority Claims” means the payment in full in cash of (a) the principal of and interest and premium, if any, on all Indebtedness outstanding under the First Priority Collateral Documents or, with respect to letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the applicable First Priority Collateral Documents, in each case after or concurrently with termination of all commitments to extend credit thereunder and (b) any other First Priority Claims that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid.
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
     “Domestic Subsidiary” means any Restricted Subsidiary of the Company that (x) was formed under the laws of the United States or any state of the United States or the District of Columbia or (y) that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offering” means a sale either (1) of Equity Interests of the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) by the Company or (2) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.
     “Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.
     “Exchange Offer” has the meaning set forth in the Registration Rights Agreement.
     “Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.
     “Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Senior Secured Revolving Credit Facility) in existence on the date of this Indenture, until such amounts are repaid.
     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company; provided, however, that, except in the case of determining the Fair Market Value of assets in connection with an Asset Sale not involving the sale of Assets to an Affiliate, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.
     “First Priority Agent” means the administrative agent for the lenders under the New Senior Secured Revolving Credit Facility, together with its successors and permitted assigns in such capacity.
     “First Priority Cash Management Obligations” means any Cash Management Obligations secured by any collateral under the First Priority Collateral Documents.
     “First Priority Claims” means (a) Indebtedness under the New Senior Secured Revolving Credit Facility permitted pursuant to clause (1) or (16) of the definition of the term “Permitted Debt,” (b) First Priority Cash Management Obligations and First Priority Hedging Obligations, and (c) all other Obligations of the Company and the Guarantors under the documents relating to Indebtedness described in clauses (a) and (b) of this definition.
     “First Priority Collateral” means the collateral that secures the Obligations under the New Senior Secured Revolving Credit Facility, except to the extent that any such collateral constitute proceeds of the Collateral securing the Second Priority Claims pursuant to the terms of the Intercreditor Agreement.
     “First Priority Collateral Documents” means the First Priority Pledge and Security Agreement, the First Priority Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Priority Claims or under which rights or remedies with respect to such Liens are governed.
     “First Priority Hedging Obligations” means any Hedging Obligations that are permitted to be incurred under clause (8) of the definition of the term “Permitted Debt” and that are secured by any First Priority Collateral under the First Priority Collateral Documents.
     “First Priority Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by either the Company or any Guarantor is granted to secure any First Priority Claims or under which rights or remedies with respect to any such Liens are governed.

     “First Priority Pledge and Security Agreement” means the Pledge and Security Agreement, to be entered into after the date of this Indenture, among the Company and certain of its Subsidiaries in favor of the First Priority Agent, as amended or supplemented from time to time in accordance with its terms.
     “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;
     (2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
     (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
     (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
     (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

     “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of (in each case, determined on a consolidated basis in accordance with GAAP):
     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding amortization of debt issuance costs, original issue discount, and non-cash interest payments relating to Indebtedness incurred on or prior to the date of this Indenture (or incurred in respect of the New Senior Secured Revolving Credit Facility on or after the date of this Indenture), and interest rate swap breakage costs incurred in connection with the issuance of the Notes or entering into the New Senior Secured Revolving Credit Facility; plus
     (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
     (3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.
     “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.
     “Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
     “Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.
     “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

     “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets (other than the pledge of stock of any Unrestricted Subsidiary) or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
     “Guarantors” means each of:
     (1) CPM Acquisition Corp.;
     (2) Crown Acquisition Corp.;
     (3) CPM Wolverine Proctor, LLC;
     (4) CPM SA LLC;
     (5) Crown Iron Works Company;
     (6) Crown Biofuels, LLC; and
     (7) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
     (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and
     (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
     “Holder” means a Person in whose name a Note is registered.
     “IAI Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

     “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $250,000 and whose total revenues for the most recent 12-month period do not exceed $250,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any of its Subsidiaries.
     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
     (3) in respect of banker’s acceptances;
     (4) representing Capital Lease Obligations;
     (5) representing the balance deferred and unpaid of the purchase price of any property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business, which accounts payable and accrued obligations are not more than 90 days past due) due more than six months after such property is acquired or such services are completed; or
     (6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
     “Initial Notes” means the first $200,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.
     “Initial Purchasers” means, with respect to the Initial Notes, Jefferies & Company, Inc. and BMO Capital Markets Corp.
     “Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

     “Intercreditor Agreement” means the Intercreditor Agreement by and among the Company, the Guarantors, the First Priority Agent and the Collateral Agent, substantially in the form attached hereto as Exhibit G, which may be entered into on or after the date of this Indenture in accordance with Section 10.01(j) hereof (as the same may be amended, modified, superseded, reinstated, succeeded or replaced from time to time in accordance with its terms and the terms of this Indenture).
     “Investments” means with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations but excluding extensions of trade credit and accounts receivables made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
     “Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Management Agreement” means that certain Amended and Restated Management and Advisory Services Agreement, dated as of the date of this Indenture, among the Company, GGEP Management, L.L.C., GGEP Management (Bermuda) Ltd. and Gilbert Global Equity Capital, LLC.
     “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and (iv) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP and any amounts placed in an escrow established for purposes of any such adjustment or indemnification obligations.
     “New Senior Secured Revolving Credit Facility” means that certain Credit Facility to be entered into on or after the date of this Indenture by and among the Company, certain Subsidiaries of the Company, and the agents and lenders from time to time named therein, providing for revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
     “Non-Recourse Debt” means Indebtedness:
     (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of Unrestricted Subsidiaries or (b) is directly or indirectly liable as a guarantor or otherwise, other than by virtue of a pledge of the Equity Interests of Unrestricted Subsidiaries; and
     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.
     “Non-U.S. Person” means a Person who is not a U.S. Person.
     “Note Guarantee” means the Guarantee by each Guarantor of the Company’s Obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.
     “Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes, the Exchange Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes, the Exchange Notes and any Additional Notes.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Offering Memorandum” means the Company’s offering memorandum, dated August 11, 2009, relating to the initial offering of the Notes.
     “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

     “Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.
     “Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
     “Participating Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.
     “Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of this Indenture and any business activities reasonably incidental thereto.
     “Permitted Investments” means:
     (1) any Investment in the Company or in a Restricted Subsidiary of the Company;
     (2) any Investment in Cash Equivalents;
     (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:
          (a) such Person becomes a Restricted Subsidiary of the Company; or
          (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
     (4) any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or (ii) any sale, disposition, conveyance or transfer of assets not constituting an Asset Sale;
     (5) any Investment the payment for which consists solely of Equity Interests (other than Disqualified Stock) of the Company;
     (6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization, workout or similar arrangement upon the bankruptcy, foreclosure or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;
     (7) Investments represented by Hedging Obligations;

     (8) loans or advances to officers, directors, consultants or employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;
     (9) repurchases of the Notes;
     (10) any Investment existing on the date of this Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on the date of this Indenture;
     (11) Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;
     (12) other Investments in an aggregate amount, taken together with all other Investment made pursuant to this clause (12) that are at any one time outstanding, not to exceed $10.0 million.
     “Permitted Liens” means:
     (1) Liens to secure Indebtedness permitted by Section 4.09(b)(1) hereof; provided that the lender of any such indebtedness has become a party to the Intercreditor Agreement;
     (2) Liens in favor of the Company or the Guarantors;
     (3) Liens on property of a Person existing at the time such property is acquired by the Company or a Restricted Subsidiary or at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such property being acquired or such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the property acquired or the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;
     (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;
     (5) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);
     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) hereof covering only the assets acquired with or financed by such Indebtedness;
     (7) Liens existing on the date of this Indenture;

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
     (9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
     (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);
     (12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:
          (a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and
          (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
     (13) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;
     (14) any interest or title of a lessor, sublessor or licensor entered into in the ordinary course of business and covering only the assets so leased or licensed, as the case may be, and including any Liens arising from the filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;
     (15) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
     (16) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
     (17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

     (18) grants of software and other technology licenses in the ordinary course of business;
     (19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
     (20) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted to be incurred under Section 4.09 hereof;
     (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;
     (22) Liens on a pledge of the Capital Stock of an Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;
     (23) Liens against assets subject to an Asset Sale permitted under the terms of this Indenture to the extent the Company or the applicable Restricted Subsidiary has entered into a binding commitment to dispose of such assets and such Liens do not apply to any assets of the Company or the applicable Restricted Subsidiary other than the assets to be disposed; and
     (24) Liens with respect to obligations that do not exceed $2.5 million at any one time outstanding.
     “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the earlier of (a) the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, or (b) 90 days after the final maturity date of the Notes, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
     (3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
     (4) such Indebtedness is incurred either (i) if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is the Company or a Guarantor, by the Company or any Guarantor or (ii) if the obligor on the Indebtedness being renewed, refunded, replaced, defeased or discharged is a Restricted Subsidiary that is not a Guarantor, by any Restricted Subsidiary of the Company that is not a Guarantor.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Principal” means, collectively, Gilbert Global Equity Partners, L.P. and its Affiliates.
     “Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
     “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 18, 2009, among the Company, the Guarantors and Jefferies & Company, Inc., as representative of the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Company, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.
     “Regulation S” means Regulation S promulgated under the Securities Act.
     “Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.
     “Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
     “Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
     “Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
     “Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
     “Restricted Global Note” means a Global Note bearing the Private Placement Legend.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

     “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
     “Rule 144” means Rule 144 promulgated under the Securities Act.
     “Rule 144A” means Rule 144A promulgated under the Securities Act.
     “Rule 903” means Rule 903 promulgated under the Securities Act.
     “Rule 904” means Rule 904 promulgated under the Securities Act.
     “SEC” means the Securities and Exchange Commission.
     “Second Priority Claims” means all Obligations in respect of the Notes or arising under the Second Priority Documents or any of them. Second Priority Claims shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Second Priority Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding. Notwithstanding anything to the contrary contained in this definition, any Obligation under a Second Priority Document (including any Hedging Obligations) shall constitute a “Second Priority Claim” if the Collateral Agent or the relevant Second Priority Obligee or the Second Priority Obligees under such Second Priority Document shall have received a written representation from the Company in or in connection with such Second Priority Document that such Obligation constitutes a Second Priority Claim (whether or not such Obligation is at any time determined not to have been permitted to be incurred under the New Senior Secured Revolving Credit Facility).
     “Second Priority Documents” means (a) this Indenture, the Notes, the Note Guarantees, the Collateral Documents and each of the other agreements, documents or instruments evidencing or governing any Second Priority Claims and (b) any other related documents or instruments executed and delivered pursuant to any Second Priority Document described in clause (a) above evidencing or governing any Obligations thereunder.
     “Second Priority Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by the Company or any Guarantor is granted to secure any Second Priority Claims or under which rights or remedies with respect to any such Liens are governed.
     “Second Priority Obligees” means the Persons holding Second Priority Claims, including the Holders, the Trustee and the Collateral Agent.
     “Second Priority Pledge and Security Agreement” means the Pledge and Security Agreement, to be dated as of the date of this Indenture, among the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

     “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.
     “Special Interest” has the meaning assigned to that term pursuant to the Registration Rights Agreement.
     “Sponsor” means the Principal and any successor holders of a majority of the Voting Stock of the Company.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subsidiary” means, with respect to any specified Person:
     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
     “TIA” means the Trust Indenture Act of 1939, as amended.
     “Treasury Rate” means as of the applicable redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to September 1, 2012; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to September 1, 2012, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Trustee” means Wilmington Trust FSB until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
     “Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

     “Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
     “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
     (1) has no Indebtedness other than Non-Recourse Debt;
     (2) except as permitted by Section 4.11 hereof is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
     (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
     (4) has not guaranteed or otherwise directly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
     “U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
     “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.
Section 1.02 Other Definitions.

Defined in
Term	Section
“Action”	10.10
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15

Defined in
Term	Section
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Intercreditor Order”	10.01
“Legal Defeasance”	8.02
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
Section 1.03 Incorporation by Reference of Trust Indenture Act.
     Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
     The following TIA terms used in this Indenture have the following meanings:
     “indenture securities” means the Notes;
     “indenture security Holder” means a Holder of a Note;
     “indenture to be qualified” means this Indenture;
     “indenture trustee” or “institutional trustee” means the Trustee; and
     “obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.
     All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.
Section 1.04 Rules of Construction.
     Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (3) “or” is not exclusive;
     (4) words in the singular include the plural, and in the plural include the singular;

     (5) “will” shall be interpreted to express a command;
     (6) provisions apply to successive events and transactions;
     (7) all references to the “Intercreditor Agreement” herein and in any other Second Priority Document, other than such references related to the authorization of, or initial entry into, the Intercreditor Agreement (including as set forth in Section 10.01(j) hereof), shall mean the Intercreditor Agreement if then in effect; and
     (8) references to sections of or rules under the Securities Act and Exchange Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.
ARTICLE 2
THE NOTES
Section 2.01 Form and Dating.
     (a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A1 and A2 hereto; provided, that the form of the Exchange Notes shall include such variations as are permitted or required by the Registration Rights Agreement (as evidenced by the Company’s execution of such Exchange Notes). The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notwithstanding any provision of this Indenture or the Notes (a) any pro rata redemptions or repurchases of the Notes by the Company pursuant to this Indenture shall be made in a manner that preserves the authorized denominations of the Notes, and (b) in the case of Global Notes, the selection of Notes to be redeemed or repurchased will be based on a method that most nearly approximates pro rata selection that the Trustee deems fair and appropriate, including by lot or other method.
     The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
     (b) Global Notes. Notes issued in global form will be substantially in the form of Exhibits A1 or A2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
     (c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:
     (1) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream, certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note or an IAI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); or
     (2) an Officers’ Certificate from the Company.
     Following the termination of the Restricted Period, all beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
     (d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and) the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.
Section 2.02 Execution and Authentication.
     At least one Officer of the Company must sign the Notes for the Company and at least one Officer of each of the Guarantors must sign the Note Guarantee for such Guarantor, in each case, by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
     A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
     The Trustee shall authenticate and deliver: (i) on the date of this Indenture, an aggregate principal amount of $200.0 million of 10 5/8% Senior Secured Notes due 2014, (ii) any Additional Notes in accordance with Section 4.09 hereof, and (iii) Exchange Notes for issue only in an Exchange Offer pursuant to a Registration Rights Agreement, for a like principal amount of Notes, in each case upon receipt of a written order of the Company signed by two Officers (an “Authentication Order”). Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of the Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

     The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.
Section 2.03 Registrar and Paying Agent.
     The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
     The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
     The Company initially appoints the Trustee to act as the Registrar and Paying Agent under this Indenture.
     The Company initially appoints Wilmington Trust FSB to act as Custodian with respect to the Global Notes.
Section 2.04 Paying Agent to Hold Money in Trust.
     The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Special Interest, if any, or interest on the Notes, and will notify the Trustee of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.
Section 2.05 Holder Lists.
     The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each regular record date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.
     (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchangeable by the Company for Definitive Notes, at its option, if:
     (1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;
     (2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or
     (3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.
     Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued pursuant to subparagraphs (1), (2) and (3) of this Section 2.06(a) and Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.
     (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
     (1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchasers). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

     (2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:
     (A) both:
     (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
     (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
     (B) both:
     (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and
     (ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in subparagraph (1) above;
provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.
     Upon consummation of an Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.
     (3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
     (A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

     (B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; and
     (C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
     (4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:
     (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.06(f) hereof and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
     (B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
     (C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
     (ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

     If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.
     Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
     (c) Transfer or Exchange of Beneficial Interests for Definitive Notes.
     (1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:
     (A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
     (B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
     (F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
     (G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the designated principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
     (2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and 2.06(c)(1)(C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
     (3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:
     (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.06(f) hereof and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
     (B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
     (C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
     (ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
     (4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the designated principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.
     (d) Transfer and Exchange of Definitive Notes for Beneficial Interests.
     (1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
     (A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
     (B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
     (F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
     (G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.
     (2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
     (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.06(f) hereof and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
     (B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
     (C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
     (ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
     Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
     (3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
     If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
     (e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
     (1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
     (A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
     (B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
     (C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
     (2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
     (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
     (B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
     (C) any such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
     (ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
     (3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
     (f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:
     (1) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Participating Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Company; and

     (2) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Participating Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Company.
     Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the designated principal amount.
     (g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
     (1) Private Placement Legend.
     (A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PURCHASER AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE ), ONLY (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PURCHASERS THAT OCCUR OUTSIDE THE U.S.

WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR.
     (B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.
     (2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF CPM HOLDINGS, INC.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN

AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
     (3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:
“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”
     (4) Original Issue Discount Legend. Each Note will bear a legend in substantially the following form:
“THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN § 1273(A) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND TREASURY REGULATIONS § 1.1273-1 PROMULGATED THEREUNDER). WITH RESPECT TO THE NOTES, CPM HOLDINGS, INC. (THE “COMPANY”) AGREES TO PROVIDE TO HOLDERS OF NOTES, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT THE FOLLOWING ADDRESS: CPM HOLDINGS, INC., 2975 AIRLINE CIRCLE, WATERLOO, IA 50703.”
     (h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
     (i) General Provisions Relating to Transfers and Exchanges.
     (1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.
     (2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).
     (3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
     (4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
     (5) Neither the Registrar nor the Company will be required:
     (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;
     (B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
     (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
     (6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
     (7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
     (8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
Section 2.07 Replacement Notes.
     If any mutilated Note is surrendered to the Trustee or the Company, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.
     Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.
     The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.
     If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
     If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
     If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
Section 2.09 Treasury Notes.
     In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.
Section 2.10 Temporary Notes.
     Until certificates representing Notes are ready for delivery, the Company may prepare and execute, and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes, as evidenced by the execution of the Note, and as may be reasonably acceptable to the Trustee.
     The Company shall cause definitive Notes to be prepared without unreasonable delay. After the preparation of the definitive Notes, the temporary Notes shall be exchanged for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company, without charge to the Holder. Upon surrender for cancellation of one or more temporary Notes, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefore a like principal amount of definitive Notes of authorized denominations. Until so exchanged, holders of temporary Notes will be entitled to all of the same benefits of this Indenture as holders of definitive Notes.
Section 2.11 Cancellation.
     The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company upon request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. To the extent that any Notes are held in the form of Global Notes and less than all of such Global Notes are to be cancelled, the reduction of the principal amount of any such Global Note and the Registrar’s notation of such cancellation on its books and records shall be deemed to satisfy any cancellation requirement, provided that certification of such cancellation shall be delivered to the Company upon request.
Section 2.12 Defaulted Interest.
     If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
Section 2.13 CUSIP Numbers.
     The Company in issuing the Notes may use CUSIP, ISIN or other such numbers (if then generally in use), and, if so, the Trustee shall use CUSIP, ISIN or other such numbers in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the CUSIP, ISIN or other numbers.
ARTICLE 3
REDEMPTION AND PREPAYMENT
Section 3.01 Notices to Trustee.
     If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:
     (1) the provision of this Indenture pursuant to which the redemption shall occur;
     (2) the redemption date;
     (3) the principal amount of Notes to be redeemed; and
     (4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.
     If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis (or in the case of Global Notes, based on a method that most nearly approximates a pro rata selection that the Trustee deems fair and appropriate, including by lot or other method) unless otherwise required by law or applicable securities exchange or depositary requirements.
     In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
     The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Section 3.03 Notice of Redemption.
     Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail (or in the case of Notes held in book entry form, by electronic transmission), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.
     The notice will identify the Notes to be redeemed and will state:
     (1) the redemption date;
     (2) the redemption price;
     (3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, in the case of Definitive Notes, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
     (4) in the case of Definitive Notes, the name and address of the Paying Agent;
     (5) in the case of Definitive Notes, that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

     (7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
     (8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
     At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days (unless a shorter time shall be acceptable to the Trustee) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04 Effect of Notice of Redemption.
     Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional other than as provided in Section 4.15 hereof.
Section 3.05 Deposit of Redemption or Purchase Price.
     One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Special Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased.
     If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06 Notes Redeemed or Purchased in Part.
     Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.
Section 3.07 Optional Redemption.
     (a) At any time prior to September 1, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 110.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption), with the net cash proceeds of an Equity Offering by the Company; provided that:
     (1) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
     (b) On or after September 1, 2012, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on September 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption:

Year	Percentage
2012	105.313%
2013 and thereafter	100.000%
     (c) At any time prior to September 1, 2012, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable date of redemption (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption).
     Except pursuant to Sections 3.07(a) and 3.07(c) hereof, the Notes will not be redeemable at the Company’s option prior to September 1, 2012. The Company is not, however, prohibited under this Indenture from acquiring Notes by means other than a redemption, whether pursuant to open-market transactions, tender offers or otherwise so long as such acquisition does not otherwise violate the terms of this Indenture.
     Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
     (d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
Section 3.08 Mandatory Redemption.
     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.
     In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale Offer, it will follow the procedures specified below.
     The Asset Sale Offer shall be made to all Holders and, unless the applicable Asset Sale involves a sale of Collateral other than Collateral that is subject to a Permitted Lien, at the option of the Company, all holders of other Indebtedness that is pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds to the purchase of Notes and, if applicable, such other pari passu Indebtedness (on a pro rata basis as determined in accordance with Section 4.10) or, if less than the amount of the Excess Proceeds has been tendered, all Notes and, if applicable, other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.
     If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Special Interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
     Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:
     (1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;
     (2) the Excess Proceeds amount, the purchase price and the Purchase Date;
     (3) that any Note not tendered or accepted for payment will continue to accrue interest;
     (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;
     (5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof only;
     (6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, the depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;
     (7) that Holders will be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the

Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;
     (8) that, if the aggregate principal amount of Notes and, if applicable, other pari passu Indebtedness surrendered by holders thereof exceeds the Excess Proceeds amount, the Company will select the Notes and other pari passu Indebtedness to be purchased and the Trustee will select the Notes to be purchased in the manner set forth in Section 4.10 (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof, will be purchased); and
     (9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
     The Company, the depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.
     Other than as specifically provided in this Section 3.09 or in Section 4.10 hereof, any purchase pursuant to this Section 3.09 or Section 4.10 hereof shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
ARTICLE 4
COVENANTS
Section 4.01 Payment of Notes.
     The Company will pay or cause to be paid the principal of, premium, if any, and interest and Special Interest, if any, on, the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, and interest and Special Interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company will pay all Special Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.
     The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest (without regard to any applicable grace period) at the same rate to the extent lawful. The Company shall deliver to the Trustee, at least five Business Days before an interest payment date, an Officers’ Certificate certifying as to the amount of Special Interest due on such interest payment date. If the Trustee does not receive notice from the Company of an event in respect of which Special Interest is required to be paid or does not receive an Officers’ Certificate from the Company five Business Days before any interest payment date, the Trustee shall be entitled to assume that no Special Interest is due on such interest payment date.
Section 4.02 Maintenance of Office or Agency.
     The Company will maintain an office or agency (which may be an office of the Trustee or an Affiliate or agent of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
     The Company may also from time to time designate one or more other offices or agencies where the Notes may be surrendered for any or all such purposes and may from time to time rescind such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
     The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.
Section 4.03 Reports.
     (a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, or cause the Trustee to furnish to the Holders of Notes, and make available on a publicly available website (or file with the SEC for public availability) (i) prior to the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, within 60 days following the end of the applicable quarter in the case of quarterly reports (provided that the Company shall not be required to furnish a quarterly report for the quarter ended June 30, 2009 until September 30, 2009), within 120 days following the end of the applicable fiscal year in the case of annual reports, and within the time period specified in the SEC’s rules and regulations in the case of current reports, and (ii) after the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, within the time periods specified in the SEC’s rules and regulations:
     (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and
     (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) of this Section 4.03(a) with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such filing).

     (b) If, at any time after consummation of the Exchange Offer contemplated by the Registration Rights Agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in clauses (1) and (2) of Section 4.03(a) above with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding clauses (1) and (2) of Section 4.03(a) above on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
     (c) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by clauses (1) and (2) of Section 4.03(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
     (d) The Company agrees that, for so long as any Notes remain outstanding, it will use reasonable best efforts to hold and participate in quarterly conference calls with Holders of Notes relating to the financial condition and results of operations of the Company and its Subsidiaries.
     (e) In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by this Section 4.03, they will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Section 4.04 Compliance Certificate.
     (a) The Company and each Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company (which fiscal year, on the date of this Indenture, ends on September 30), an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Collateral Documents, and further stating, as to each such Officer signing such certificate, that to his or her actual knowledge, based on such review, the Company has during the preceding fiscal year kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Collateral Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Collateral Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.
     (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof insofar as they relate to accounting matters or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.
     (c) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
Section 4.05 Taxes.
     The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
Section 4.06 Stay, Extension and Usury Laws.
     The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07 Restricted Payments.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);
     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any of its Restricted Subsidiaries);
     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany

Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or
     (4) make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
     (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and
     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2) through (11) of Section 4.07(b)), is less than the sum, without duplication, of:
     (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2009 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
     (2) 100% of the aggregate net cash proceeds received by the Company since the date of this Indenture as a contribution to its common equity capital or from (x) the issue or sale of Equity Interests of the Company or (y) from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company (including any additional net proceeds received by the Company upon such conversion or exchange) that, in the case of this clause (y), have been converted into or exchanged for Equity Interests of the Company (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus
     (3) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the amount of cash received upon such sale, liquidation or repayment; plus
     (4) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) the aggregate amount of Restricted Investments of the Company and its Restricted Subsidiaries in such Subsidiary at or subsequent to the time that such Subsidiary was designated an Unrestricted Subsidiary; plus

     (5) 50% of any dividends received in cash by the Company or a Restricted Subsidiary of the Company after the date of this Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.
     (b) The provisions of Section 4.07(a) hereof will not prohibit:
     (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;
     (2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (c)(2) of Section 4.07(a) hereof;
     (3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;
     (4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, consultant or employee (or any of their respective heirs or estates) of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year may not exceed the sum of (x) $1.0 million, plus (y) the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (5) in the previous calendar year;
     (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
     (7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of this Indenture in accordance with the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof;
     (8) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or the conversion or exchange of Capital Stock of any such Person;
     (9) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is subordinated to the Notes or the Note Guarantees, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness (or, if such Indebtedness was issued with original issue discount, 101% of the accreted value), plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;
     (10) in the event of an Asset Sale that requires the Company to offer to repurchase Notes pursuant to Section 4.10 hereof and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is subordinated to the Notes or the Note Guarantees at a purchase price not greater than 100% of the principal amount (or, if such subordinated Indebtedness were issued with original issue discount, 100% of the accreted value) of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; and
     (11) other Restricted Payments in an aggregate amount not to exceed $5.0 million.
     (c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with any United States dollar-denominated restriction on the making of any Restricted Payment or Investment, the United States dollar-equivalent amount of any Restricted Payment or Investment denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Restricted Payment or Investment was made.
Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;
     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or
     (3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
     (b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

     (1) agreements as in effect on the date of this Indenture, including agreements governing Existing Indebtedness and Credit Facilities, and any agreements entered into in connection with the New Senior Secured Revolving Credit Facility, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, as determined by the Board of Directors of the Company in its reasonable good faith judgment, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;
     (2) this Indenture, the Notes and the Note Guarantees and the Collateral Documents;
     (3) agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, as determined by the Board of Directors of the Company in its reasonable good faith judgment, than those contained in this Indenture, the Notes and the Note Guarantees;
     (4) agreements governing other Indebtedness of Foreign Subsidiaries permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements;
     (5) applicable law, rule, regulation or order;
     (6) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;
     (7) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;
     (8) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3) hereof;
     (9) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
     (10) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
     (11) Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

     (12) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;
     (13) any agreement or instrument relating to any property, asset or business acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any property, asset or business other than the properties, assets or businesses so acquired;
     (14) customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business; and
     (15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
     (b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
     (1) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential reimbursement obligations of the Company and its Restricted Subsidiaries thereunder) not to exceed $30.0 million;
     (2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;
     (3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

     (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;
     (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (4), (12) or (16) of this Section 4.09(b) or this clause (5);
     (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
     (A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and
     (B) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, and any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
     (7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company, and any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);
     (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;
     (9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09(b); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

     (10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;
     (11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
     (12) the incurrence by the Company or any Guarantor of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary (including Acquired Debt); provided that the principal amount of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (12) and all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), does not exceed $15.0 million;
     (13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to the extent that the net proceeds thereof are immediately deposited to defease or discharge the Notes in full, in each case, in accordance with the terms of this Indenture;
     (14) the incurrence by the Company’s Foreign Subsidiaries of customary commercial letters of credit, “bank guarantees” or similar obligations in the ordinary course of business consistent with past practices;
     (15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for bona fide indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, asset or Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (a) such Indebtedness is not reflected on the Company’s balance sheet or that of any Restricted Subsidiary of the Company (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (15)(a)); and (b) the maximum assumable liability in respect of any such Indebtedness incurred in connection with a disposition shall at no time exceed the aggregate gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any such subsequent changes in value) actually received by the Company and its Restricted Subsidiary in connection with such disposition; and
     (16) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $15.0 million.
     (c) The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on junior priority basis.
     (d) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) of Section 4.09(b) hereof, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by Section 4.09(b)(1) hereof. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any United States dollar-denominated restriction on the incurrence of Indebtedness, the United States dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
     (e) The amount of any Indebtedness outstanding as of any date will be:
     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
     (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
     (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
     (A) the Fair Market Value of such assets at the date of determination; and
     (B) the amount of the Indebtedness of the other Person.
Section 4.10 Asset Sales.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
     (1) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
     (A) any liabilities, as shown on the Company’s most recent consolidated balance sheet or as would be reflected on a balance sheet prepared in accordance with GAAP on the date of such sale, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;
     (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and
     (C) any stock or assets of the kind referred to in Sections 4.10(b)(2) or 4.10(b)(4).
     (b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:
     (1) to repay Indebtedness and other Obligations under a Credit Facility that are secured by a first priority Lien on the assets that are the subject of such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;
     (2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;
     (3) to make a capital expenditure;
     (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets); or
     (5) any combination of the foregoing clauses (1) through (4).
     (c) Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.
     (d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) within 360 days after the receipt of such Net Proceeds from such applicable Asset Sale will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within five Business Days thereof, the Company will make an offer (an “Asset Sale Offer”) to (1) all Holders of Notes, and (2) unless such Asset Sale involves a sale of Collateral other than Collateral that is subject to a Permitted Lien, at the option of the Company, all holders of other Indebtedness that is pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, in each case to purchase, prepay or redeem the maximum principal amount of Notes and, if applicable, such other pari passu Indebtedness that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price with respect to the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase, prepayment or redemption, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture (including, without limitation, the repayment of Indebtedness and other Obligations under a Credit Facility, whether or not secured by a first priority Lien on the assets that are the subject of such Asset Sale). If the aggregate principal amount of Notes and, if applicable, other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the Notes and other pari passu Indebtedness to be repurchased, prepaid or redeemed on a pro rata basis, and the Trustee will select the Notes to be repurchased, prepaid or redeemed on a pro rata basis or by lot or by other method as the Trustee deems fair and appropriate, in each case based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
     (e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 hereof or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.
Section 4.11 Transactions with Affiliates.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:
     (1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
     (2) the Company delivers to the Trustee:
     (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and
     (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate

Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
     (b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:
     (1) any employment or consulting agreement, employee benefit plan, stock option, stock repurchase, severance, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
     (2) transactions between or among the Company and/or its Restricted Subsidiaries;
     (3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
     (4) payment of reasonable and customary fees and reimbursements of expenses to, and the provision of indemnities (pursuant to indemnity arrangements or otherwise) to, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;
     (5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;
     (6) Restricted Payments that do not violate the provisions of Section 4.07;
     (7) payments of fees and expense reimbursements to the Sponsor pursuant to the Management Agreement as in effect on the date of this Indenture and any amendments thereto or replacements thereof that are no less favorable to the Company;
     (8) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;
     (9) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or any of the Company’s Restricted Subsidiaries; provided, that such agreement was not entered into contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders of the Notes when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger); and
     (10) transactions pursuant to any contract or agreement described in the Offering Memorandum under the caption “Certain Relationships and Related Party Transactions” (other than the Management Agreement) and in effect on the date of this Indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not, in the reasonable good faith judgment of the Board of Directors or senior management of the Company, more disadvantageous to the Company or its Restricted Subsidiaries than the contract or agreement as in effect on the date of this Indenture.

Section 4.12 Liens.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
Section 4.13 Business Activities.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.
Section 4.14 Corporate Existence.
     Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:
     (1) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and
     (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.
Section 4.15 Offer to Repurchase Upon Change of Control.
     (a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and stating:
     (1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;
     (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
     (3) that any Note not tendered will continue to accrue interest;

     (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
     (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
     (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
     (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.
     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.
     (b) On the Change of Control Payment Date, the Company will, to the extent lawful:
     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
     (c) The Paying Agent will promptly mail or wire transfer to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     (d) The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable. Except as described in this Section 4.15 with respect to a Change of Control, this

Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
     (e) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
Section 4.16 Payments for Consent.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Section 4.17 Additional Note Guarantees.
     If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of this Indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the Trustee within 20 Business Days of the date on which it was acquired or created. Notwithstanding the foregoing, any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary; provided that the total assets of all Immaterial Subsidiaries that are not Guarantors shall not exceed $1.0 million in the aggregate, and the total revenues for the most recent 12-month period of all Immaterial Subsidiaries that are not Guarantors shall not exceed $1.0 million in the aggregate. The form of such Note Guarantee is attached as Exhibit E hereto.
Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.
     (a) The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation, which will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
     (b) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
ARTICLE 5
SUCCESSORS
Section 5.01 Merger, Consolidation, or Sale of Assets.
     (a) The Company will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
     (1) either:
     (A) the Company is the surviving corporation; or
     (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;
     (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture, the Collateral Documents, the Intercreditor Agreement and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;
     (3) immediately after such transaction, no Default or Event of Default exists;
     (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (a) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (b) would (together with Restricted Subsidiaries of the Company) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect to the transaction as if it had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to the transaction; and
     (5) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and any agreement delivered pursuant to clause (2) above comply with this Section 5.01 and that all conditions precedent in this Section 5.01 relating to such transaction have been complied with.
     (b) In the event of any transaction (other than a lease) described in and complying with the conditions listed in Section 5.01(a) in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company under, and the Company shall be discharged from its Obligations under, this Indenture, the Notes, the Collateral Documents, the Intercreditor Agreement and the Registration Rights Agreement, with the same effect as if such successor Person had been named as the Company herein or therein.
     (c) This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.
     (d) Clauses (3) and (4) of Section 5.01(a) will not apply to any merger or consolidation of the Company with or into one of its Restricted Subsidiaries for any purpose or with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01 Events of Default.
     Each of the following is an “Event of Default”:
     (1) default for 30 days in the payment when due of interest (including Special Interest, if any) on the Notes;
     (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;
     (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.07, 4.09, 4.10, 4.15, and 5.01 hereof for 30 days;
     (4) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in this Indenture for 60 days after written notice specifying such failure is delivered to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;
     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

     (A) is caused by a failure to pay principal of , or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
     (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;
     (6) failure by the Company or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of amounts which are covered by insurance or bonded), which judgments are not paid, discharged or stayed for a period of 60 days;
     (7) (A) breach by the Company or any of its Restricted Subsidiaries of any representation, warranty or agreement in any Collateral Document; (B) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of this Indenture or the Collateral Documents); or (C) the repudiation by the Company or any of its Restricted Subsidiaries of any of its obligations under any Collateral Document; provided that, in the case of clauses (A), (B) and (C), such breach, cessation or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest;
     (8) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;
     (9) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
     (A) commences a voluntary case,
     (B) consents to the entry of an order for relief against it in an involuntary case,
     (C) consents to the appointment of a custodian of it or for all or substantially all of its property,
     (D) makes a general assignment for the benefit of its creditors, or
     (E) generally is not paying its debts as they become due; and
     (10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

     (A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;
     (B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or
     (C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days.
Section 6.02 Acceleration.
     (a) In the case of an Event of Default specified in clause (9) or (10) of Section 6.01, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately.
     (b) The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration and its consequences or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest (including Special Interest) or premium, if any, on, or the principal of, the Notes.
Section 6.03 Other Remedies.
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Special Interest, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04 Waiver of Past Defaults.
     Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Special Interest, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05 Control by Majority.
     Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee and Collateral Agent, as applicable, or exercising any trust or power conferred on it. However, the Trustee or Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture, the Intercreditor Agreement or the Collateral Documents that the Trustee or Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee or Collateral Agent, as applicable, in personal liability. The Trustee and the Collateral Agent may take any other action deemed proper by the Trustee and Collateral Agent, as applicable, which is not inconsistent with such direction.
Section 6.06 Limitation on Suits.
     Except to enforce the right to receive payment of principal, premium, if any, or interest (including Special Interest, if any) when due in accordance with Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
     (2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;
     (3) such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
     (5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
     A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07 Rights of Holders of Notes to Receive Payment.
     Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Special Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.
Section 6.08 Collection Suit by Trustee.
     If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for the principal of, premium and Special Interest, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and premium and, to the extent lawful, interest and Special Interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
     If the Company fails to pay such amount forthwith upon such demand, the Trustee may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceedings to the judgment or final decree, and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out the property of the Company or any other obligor upon the Notes, wherever situated.
Section 6.09 Trustee May File Proofs of Claim.
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and Collateral Agent and its respective agents and counsel (or their respective agents and counsel if the Trustee and Collateral Agent are different Persons), and any other amounts due the Trustee under Section 7.07 hereof and the Collateral Agent under Section 10.11 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and Collateral Agent, its agents and counsel (or their respective agents and counsel if the Trustee and Collateral Agent are different Persons), and any other amounts due the Trustee under Section 7.07 hereof or the Collateral Agent under Section 10.11 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10 Priorities.
     Subject to the terms of the Intercreditor Agreement, if the Trustee collects any money or other property pursuant to this Article 6, including pursuant to the Collateral Documents, it shall pay out the money or other property in the following order:

     First: to the Trustee, the Collateral Agent, and their respective agents and attorneys for amounts due under Section 7.07 and Section 10.11 hereof, including payment of all compensation, reasonable expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;
     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Special Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Special Interest, if any and interest, respectively; and
     Third: any surplus remaining after the payment in full in cash of all the Obligations under the Notes shall be paid to the Company or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11 Undertaking for Costs.
     All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
Section 6.12 Restoration of Rights and Remedies.
     If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every case the Company, the Trustee and the Holder shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder.
ARTICLE 7
TRUSTEE
Section 7.01 Duties of Trustee.
     (a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
     (b) Except during the continuance of an Event of Default:
     (1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this

Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
     (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.
     (d) Whether or not therein expressly so provided, every provision of this Indenture, the Collateral Documents and the Intercreditor Agreement that in any way relates to the Trustee is subject to this Section 7.01.
     (e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
     (f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02 Rights of Trustee.
     (a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its reasonable discretion, may make such further inquiry or investigation into such facts or matters as it reasonably may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, and shall have reasonable access to the premises of the Company during normal business hours in connection with such examination in a manner not to disrupt the normal business operations of the Company.
     (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
     (d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
     (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.
     (f) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.
     (g) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
Section 7.03 Individual Rights of Trustee.
     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must comply with § 310(b) of the TIA. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.
Section 7.04 Trustee’s Disclaimer.
     The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication, and it assumes no responsibility for their correctness.
Section 7.05 Notice of Defaults.
     (a) If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs, unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal of, premium or Special Interest, if any, or interest on, any Note, the Trustee shall be protected in withholding the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

     (b) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default (other than a Default or Event of Default in the payment of interest (including Special Interest) or premium, if any, on, or the principal of, the Notes) unless a Responsible Officer of the Trustee has actual knowledge thereof or shall have received written notice thereof at its address set forth in Section 13.02 hereof from the Company or any Guarantor or Holders of 25% in aggregate principal amount of the then outstanding Notes specifying the occurrence and nature thereof and stating that such notice is a notice of default.
Section 7.06 Reports by Trustee to Holders of the Notes.
     (a) Within 60 days after each May 15 beginning with May 15, 2010, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a report dated as of such reporting date, in accordance with, and to the extent required by, § 313 of the TIA.
     (b) A copy of each report at the time of its mailing to the Holders of Notes will be filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.
Section 7.07 Compensation and Indemnity.
     (a) The Company will pay to the Trustee from time to time reasonable compensation as shall be agreed to in writing by the Company and the Trustee for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
     (b) The Company and the Guarantors will, jointly and severally, indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder and in connection with the exercise or performance of any of its powers or duties (if any) under the Intercreditor Agreement and the Collateral Documents, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.
     (c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture. The obligations of the Company and the Guarantors to the Trustee under this Section 7.07 shall survive the resignation, removal or replacement of the Trustee to the extent that the Trustee incurred fees, reimbursable expense or indemnifiable losses, liabilities or expenses while acting as trustee hereunder before such resignation, removal or replacement.

     (d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07 and Section 10.11 hereof, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture and the resignation, removal or replacement of the Trustee or Collateral Agent.
     (e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.08 Replacement of Trustee.
     (a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08 and the Company’s receipt of written notice from the successor Trustee of such appointment.
     (b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
     (1) the Trustee fails to comply with Section 7.10 hereof;
     (2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
     (3) a receiver of the Trustee or of its property shall have been appointed, or a custodian or public officer takes charge of the Trustee or its property or affairs for the purpose of rehabilitation, conservation or liquidation; or
     (4) the Trustee becomes incapable of acting.
     (c) If the Trustee resigns, is removed or becomes incapable of acting, or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
     (d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
     (e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     (f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee, without any further act, deed, or conveyance, will have all the rights, powers, trusts and duties of the Trustee under this Indenture; but, on request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, subject nevertheless to its Lien provided for in Section 7.07 hereof. The Company will give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to Holders of the Notes. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.
Section 7.09 Successor Trustee by Merger, etc.
     Any entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such entity shall be otherwise qualified and eligible under this Article, to the extent operative, without the execution or filing of any paper or further act on the part of any of the parties hereto. In the case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.
Section 7.10 Eligibility; Disqualification.
     (a) There will at all times be a Trustee hereunder that is an entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $25.0 million as set forth in its most recent published annual report of condition. If at any time the Trustee ceases to be eligible in accordance with the provisions of this Section 7.10, it shall resign immediately in the manner and with the effect specified in this Article.
     (b) This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee shall comply with the terms of TIA § 310(b).
Section 7.11 Preferential Collection of Claims Against Company.
     The Trustee is subject to TIA § 311, excluding any creditor relationship listed in TIA § 311(b).
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.
     The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;
     (2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;
     (3) the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and
     (4) this Article 8.
     Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03 Covenant Defeasance.
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 3.09, 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 4.18 and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(8) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.
     In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination of cash in United States dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium and Special Interest, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
     (2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:
     (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
     (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;
     (6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
     (7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
     Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Special Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
     The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06 Repayment to Company.
     Subject to applicable abandoned property laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or Special Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or Special Interest, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.
Section 8.07 Reinstatement.
     If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium or Special Interest, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01 Without Consent of Holders of Notes.
     Notwithstanding Section 9.02, the Company, the Guarantors, the Trustee and, if applicable, the Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees or, subject to the Intercreditor Agreement, the Collateral Documents without the consent of any Holder of Note:
     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;
     (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;
     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;
     (6) to conform the text of this Indenture, the Note Guarantees, the Collateral Documents or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision was intended by the Company to be a verbatim recitation of a provision of this Indenture, the Note Guarantees, the Collateral Documents or the Notes, which intent shall be evidenced by an Officers’ Certificate to that effect;
     (7) to enter into additional or supplemental Collateral Documents;
     (8) to release Collateral in accordance with the terms of this Indenture and the Collateral Documents;
     (9) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date of this Indenture; or
     (10) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

     Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon receipt by the Trustee and the Collateral Agent, as applicable, of the documents described in Sections 7.02 and 9.06 hereof, the Trustee and the Collateral Agent, as applicable, will join with the Company and the Guarantors in the execution of any amendment or supplement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Collateral Agent, as applicable, will not be obligated to enter into such amendment or supplement that affects its own rights, duties or immunities under this Indenture or otherwise.
Section 9.02 With Consent of Holders of Notes.
     Except as provided below in this Section 9.02, the Company, the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof), the Notes, the Note Guarantees, the Collateral Documents and, with the consent of the First Priority Agent under the New Senior Secured Revolving Credit Facility, the Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Special Interest, if any, or interest on, the Notes, except a payment default resulting solely from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees or, subject to the Intercreditor Agreement, the Collateral Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).
     Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon the filing with the Trustee and the Collateral Agent, as applicable, of evidence satisfactory to the Trustee and the Collateral Agent, as applicable, of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and the Collateral Agent, as applicable, of the documents described in Sections 7.02 and 9.06 hereof, the Trustee and the Collateral Agent, as applicable, will join with the Company in the execution of such amendment or supplement unless such amendment or supplement affects the Trustee’s or the Collateral Agent’s, as the case may be, own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amendment or supplement.
     It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
     After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment or supplement or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes, the Note Guarantees or the Collateral Documents. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof);
     (3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;
     (4) waive a Default or Event of Default in the payment of principal of, or interest (including Special Interest) or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (5) make any Note payable in money other than that stated in the Notes;
     (6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest (including Special Interest) or premium, if any, on, the Notes;
     (7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 or 4.15 hereof);
     (8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
     (9) make any change in the preceding amendment and waiver provisions.
     Notwithstanding the foregoing, any amendment to, or waiver of, the provisions of this Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2/3%% in aggregate principal amount of the Notes then outstanding.
Section 9.03 Compliance with Trust Indenture Act.
     Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.
Section 9.04 Revocation and Effect of Consents.
     (a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to Section 9.04(b) hereof, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
     (b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action required or permitted to be taken pursuant to this Indenture, other than the delivery of instructions by Holders to the Trustee or Collateral Agent. If a record date is fixed, then notwithstanding the first paragraph of this Section 9.04, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.
Section 9.05 Notation on or Exchange of Notes.
     The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
     Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06 Trustee to Sign Amendments, etc.
     The Trustee and the Collateral Agent, if applicable, will sign any amendment or supplement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Agent, as applicable. The Company may not sign an amendment or supplement until the Board of Directors of the Company approves it. In executing any amendment or supplement, the Trustee and the Collateral Agent, as applicable, will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and the Collateral Documents (if applicable).
ARTICLE 10
COLLATERAL AND SECURITY
Section 10.01 Grant of Security Interest.
     (a) To secure the due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder and under the Note Guarantees when and as the same shall be due and payable, whether on an interest payment date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on the Notes and the performance of all other Obligations of the Company and the Guarantors to the Holders, the Collateral Agent or the Trustee under this Indenture, the Collateral Documents, the Note Guarantees and the Notes, the Company and the Guarantors hereby covenant to cause the Collateral Documents to be executed and delivered concurrently with this Indenture. The Collateral Documents shall provide for the grant by the Company and Guarantors party thereto to the Collateral Agent of security interests in the Collateral subject to the terms of the Intercreditor Agreement.
     (b) Each Holder, by its acceptance of a Note, (i) appoints the Collateral Agent to act as its agent under this Indenture, the Collateral Documents and the Intercreditor Agreement (and by its signature below, the Collateral Agent accepts such appointment), (ii) authorizes the Collateral Agent to enter into the Collateral Documents to which it is a party and the Intercreditor Agreement, to take such action on its behalf and in the Collateral Agent’s designated capacity under the provisions of this

Indenture, the Intercreditor Agreement and the Collateral Documents, and to perform its obligations and exercise its rights expressly designated to it hereunder and thereunder in accordance therewith, and (iii) consents and agrees to the terms of the Intercreditor Agreement and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreement and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Holders. The duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have a trust relationship with any Holder, obligor or any other Person by reason of this Indenture, the Intercreditor Agreement or any of the Collateral Documents.
     (c) The Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Indenture, the Intercreditor Agreement and the Collateral Documents to which the Collateral Agent is a party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Intercreditor Agreement or the Collateral Documents or otherwise exist on the part of the Collateral Agent. The conferral upon the Collateral Agent of any right shall not imply a duty on the Collateral Agent’s part to exercise such right.
     (d) The Collateral Agent may perform its duties under this Indenture, the Intercreditor Agreement and the Collateral Documents to which the Collateral Agent is a party by or through receivers, agents, attorneys-in-fact and employees. The Collateral Agent may consult with and employ legal counsel, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel.
     (e) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, consent, certificate, affidavit, letter, certification, statement, notice or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of legal counsel (including, without limitation, counsel to the Company or any obligor). The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document. The Collateral Agent shall have no liability for failing or refusing to take any action under this Indenture, the Intercreditor Agreement or the Collateral Documents unless it shall first receive such advice, direction, instruction or concurrence as is required hereunder; and the Collateral Agent has the right to seek instructions before acting or electing not to act under this Indenture, the Intercreditor Agreement and/or the Collateral Documents. The Collateral Agent shall in all cases have no liability in acting, or refraining from acting, under this Indenture, the Intercreditor Agreement and the Collateral Documents in accordance with a direction or instruction from the Company or Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes, as applicable, and such direction or instruction and any action taken or failure to act pursuant thereto shall be binding upon all the Holders.
     (f) The Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless a responsible officer of the Collateral Agent has received written notice from the Company, the Trustee or the Holders of 25% in aggregate principal amount of the then outstanding Notes specifying the occurrence and nature thereof and stating that such notice is a notice of default.
     (g) The Collateral Agent shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement or any Collateral Documents or instrument referred to or provided for herein or therein, except to the extent that any of the foregoing are found by a final, nonappealable decision of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct. The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any obligor of any obligations under this Indenture, the Intercreditor Agreement and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Collateral Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Collateral Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Collateral Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Collateral Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Intercreditor Agreement and the Collateral Documents. In no event shall the Collateral Agent be liable to any Person, under this Indenture, the Intercreditor Agreement or the Collateral Documents, for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage.
     (h) No provision of this Indenture, the Intercreditor Agreement or the Collateral Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers unless the Collateral Agent shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or any of the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any such remedy or to inspect or conduct any studies of any property under the Second Priority Mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as the result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.
     (i) The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral, including without limitation the properties under the Mortgages, and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, including without limitation the properties under the Mortgages, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.
     (j) Upon the receipt by the Collateral Agent of a written request of the Company signed by two Officers (an “Intercreditor Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, the Intercreditor Agreement. Such Intercreditor Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is an Intercreditor Order referred to in, this Section 10.01(j), and (ii) instruct the Collateral Agent to execute and enter into the Intercreditor Agreement.
Section 10.02 Recording and Opinions.
     (a) The Company shall, and shall cause each of its Restricted Subsidiaries to, at its sole cost and expense, take or cause to be taken such actions as may be required by the Collateral Documents, to perfect, maintain (with the priority required under the Collateral Documents and Intercreditor Agreement), preserve and protect the valid and enforceable, perfected (except as expressly provided herein or therein) security interests in and on all the Collateral granted by the Collateral Documents in favor of the Collateral Agent as security for the Obligations contained in this Indenture, the Notes, the Note Guarantees and the Collateral Documents, superior to and prior to the rights of all third Persons (other than as set forth in the Intercreditor Agreement), and subject to no other Liens, including without limitation, (i) the filing of financing statements, continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Collateral Agent, and the Trustee under this Indenture and the Collateral Documents to all property comprising the Collateral, and (ii) the delivery of the certificates evidencing the securities pledged under the Second Priority Security Agreement, duly endorsed in blank or accompanied by undated stock powers or other instruments of transfer executed in blank, it being understood that concurrently with the execution of this Indenture the Company and its Restricted Subsidiaries have delivered financing statements for filing by the Initial Purchasers or their agents. The Company shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar taxes relating to this Indenture, the Collateral Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.
     (b) The Company shall furnish to the Trustee and the Collateral Agent (if other than the Trustee), on or within one month of July 15 of each year, commencing July 15, 2010, an Opinion of Counsel in compliance with TIA § 314(b).
Section 10.03 Release of Collateral.
     (a) Subject to the Intercreditor Agreement, the Collateral Agent shall not at any time release the Collateral from the security interests created by the Collateral Documents unless such release is expressly in accordance with the provisions of this Indenture and the applicable Collateral Documents.

     (b) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise), no release of the Collateral pursuant to the provisions of this Indenture, the Collateral Documents or the Intercreditor Agreement shall be effective as against the Holders, the Collateral Agent or the Trustee.
     (c) The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Documents. To the extent applicable, the Company shall cause § 313(b), relating to reports, and § 314(d) of the TIA relating to the release of property (other than the release of current assets in the ordinary course of business) from the security interests created by this Indenture and the Collateral Documents to be complied with; provided, that any certificate or opinion required by §314(d) of the TIA may be made solely by an Officer of the Company.
Section 10.04 Specified Releases of Collateral.
     (a) Collateral may be released from the Lien and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents and the Intercreditor Agreement or as provided in this Indenture. Upon the request of the Company, whether prior to or after the Discharge of First Priority Claims, the Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the Obligations under the Notes and the Note Guarantees, and the Collateral Agent shall release the same from such Liens, under any one or more of the following circumstances:
     (1) to enable the Company or a Guarantor to consummate asset sales and dispositions permitted or not prohibited under Section 4.10 hereof, in each case to a Person other than the Company or a Guarantor or any of their respective Restricted Subsidiaries; provided that such Liens will not be released if such sale or disposition is subject to Section 5.01 hereof;
     (2) if any Subsidiary that is a Guarantor is released from its Note Guarantee, such Subsidiary’s assets will also be released from the Liens securing the Notes and the Note Guarantees;
     (3) as described under Sections 9.01 and 9.02 hereof; or
     (4) as described under Section 10.05 hereof.
     (b) Upon the request of the Company pursuant to an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent hereunder and under the Collateral Documents and Intercreditor Agreement have been met, and any necessary or proper instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Company or the Guarantors, shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Collateral Documents or the Intercreditor Agreement.
Section 10.05 Release upon Satisfaction or Defeasance of all Outstanding Obligations.
     (a) The Liens on all Collateral that secure the Notes and the Note Guarantees will be terminated and released:

     (1) if the Company exercises Legal Defeasance or Covenant Defeasance as described under Section 8.01 hereof;
     (2) upon satisfaction and discharge of this Indenture as described under Article 12 hereof; or
     (3) upon payment in full in immediately available funds of the principal of, premium, if any, and accrued and unpaid interest (including Special Interest, if any) on the Notes and all other Obligations under this Indenture and the Collateral Documents that are then due and payable.
     (b) Upon the request of the Company pursuant to an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent hereunder and under the Collateral Documents and Intercreditor Agreement have been met, any necessary or proper instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Company or the Guarantors, shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Intercreditor Agreement or the Collateral Documents.
Section 10.06 Form and Sufficiency of Release.
     In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Guarantor to any Person other than the Company or a Guarantor, and the Company or such Guarantor requests in writing that the Trustee or Collateral Agent furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Documents, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge and deliver to the Company or such Guarantor (in the form prepared by the Company at the Company’s sole expense) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Documents.
Section 10.07 Purchaser Protected.
     No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.
Section 10.08 Authorization of Actions to be Taken by the Collateral Agent Under the Collateral Documents.
     (a) Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Trustee or the Company, as applicable.
     (b) Prior to the occurrence of an Event of Default, the Company may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement. After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement.
Section 10.09 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.
     The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.
Section 10.10 Action by the Collateral Agent.
     In each case that Collateral Agent may or is required hereunder or under any Collateral Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.
     Notwithstanding anything to the contrary in this Indenture or any Collateral Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Collateral Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.
Section 10.11 Compensation and Indemnity.
     (a) The Company will pay to the Collateral Agent from time to time reasonable compensation as shall be agreed to in writing by the Company and the Collateral Agent for its acceptance of this Indenture, the Intercreditor Agreement, the Collateral Documents and services hereunder. The Company will reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Collateral Agent’s agents and counsel.
     (b) The Company and the Guarantors will, jointly and severally, indemnify the Collateral Agent against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Intercreditor Agreement and the Collateral Documents, including (i) any claim relating to the grant to the Collateral Agent of any Lien in any property or assets of the Company or the Guarantors and (ii) the costs and expenses of enforcing this Indenture, the Intercreditor Agreement and the Collateral Documents against the Company and the Guarantors (including this Section 10.11) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or bad faith. The Collateral Agent will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Collateral Agent will cooperate in the defense. The Collateral Agent may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.
     (c) The obligations of the Company and the Guarantors under this Section 10.11 will survive the satisfaction and discharge of this Indenture and the resignation, removal or replacement of the Collateral Agent.
Section 10.12 Resignation; Successor Collateral Agent.
     Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by giving notice thereof to the Company, the Trustee and the Holders. Upon receipt of such notice, the Company shall appoint a successor Collateral Agent. Upon acceptance by a successor Collateral Agent of an appointment to serve as Collateral Agent hereunder and under the Intercreditor Agreement and the Collateral Documents, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, duties and obligations of the retiring Collateral Agent without further act but the retiring Collateral Agent shall continue to have the benefits of the compensation, reimbursement and indemnification set forth in this Indenture and the Collateral Documents. Notwithstanding any Collateral Agent’s resignation, the provisions of this Article 10 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Collateral Agent. Any successor to Wilmington Trust FSB by merger or acquisition of stock or acquisition of the corporate trust business shall continue to be Collateral Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
ARTICLE 11
NOTE GUARANTEES
Section 11.01 Guarantee.
     (a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

     (1) the principal of, premium and Special Interest, if any, and interest on, the Notes will be promptly paid in full when due, subject to the applicable grace periods, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders, the Trustee or the Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
     (2) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to applicable grace periods, whether at stated maturity, by acceleration or otherwise.
     Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
     (b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
     (c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
     (d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 11.02 Limitation on Guarantor Liability.
     Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Guarantors

hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 11.03 Execution and Delivery of Note Guarantee.
     To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.
     Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.
     If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.
     The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.
     In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.17 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.17 hereof and this Article 11, to the extent applicable.
Section 11.04 Guarantors May Consolidate, etc., on Certain Terms.
     Except as otherwise provided in Section 11.05 hereof, no Guarantor (other than a Guarantor whose Note Guarantee is to be released in accordance with Section 11.05 hereof) may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:
     (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and
     (2) either:
     (A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Note Guarantee, this Indenture, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement pursuant to a supplemental indenture and appropriate Collateral Documents; or
     (B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of Section 4.10 hereof.

     In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
     Except as set forth in Articles 4 and 5 hereof, and notwithstanding Section 11.04(2)(a) and 11.04(2)(b) hereof, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.
Section 11.05 Releases.
     (a) The Note Guarantee of a Guarantor will be released, without the consent of any Holder:
     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof; provided that such Guarantor’s Note Guarantee will not be released if the sale or other disposition is subject to Section 5.01 hereof;
     (2) in connection with any sale, issuance or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale, issuance or other disposition does not violate Section 4.10 hereof and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale, issuance or other disposition; provided that such Guarantor’s Note Guarantee will not be released if the sale or other disposition is subject to Section 5.01 hereof;
     (3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.18 hereof;
     (4) in the event that such Guarantor was required to become a Guarantor under the provisions of Section 4.17 hereof solely by virtue of clause (y) of the definition of “Domestic Subsidiary,” at such time as such Guarantor shall cease to guarantee or otherwise provide direct credit support for any Indebtedness of the Company;
     (5) upon a Legal Defeasance or Covenant Defeasance in accordance with Article 8 or satisfaction and discharge of this Indenture in accordance with Article 12; or
     (6) in connection with an amendment of this Indenture pursuant to Sections 9.01 or 9.02 hereof.

     (b) At the Company’s written direction and expense, in the event that a Note Guarantee of a Guarantor shall be released in accordance with this Section 11.05, the Trustee will execute and deliver an instrument acknowledging such release in accordance with the terms of this Indenture (in a form prepared by the Company).
     (c) Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of and interest and premium and Special Interest, if any, on the Notes and for the other Obligations of any Guarantor under this Indenture as provided in this Article 11.
ARTICLE 12
SATISFACTION AND DISCHARGE
Section 12.01 Satisfaction and Discharge.
     This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
     (1) either:
     (A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
     (B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination of cash in United States dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest (including Special Interest, if any) to the date of maturity or redemption;
     (2) in respect of Section 12.01(1)(B) hereof, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);
     (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

     (4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
     Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 and 10.11 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 12.02 Application of Trust Money.
     Subject to the provisions of Section 8.06 hereof, all money and non-callable Government Securities deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Special Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
     If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium or Special Interest, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE 13
MISCELLANEOUS
Section 13.01 Trust Indenture Act Controls.
     If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control. Any provision of the TIA which is required to be included in a qualified indenture, but not expressly included herein, shall be deemed to be included by this reference.
Section 13.02 Notices.
     Any notice or communication by the Company, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:
CPM Holdings, Inc.
2975 Airline Circle
Waterloo, IA 50703
Attention: Ted Waitman
Facsimile No.: (319) 232-2773
Telephone No.: (319) 464-8255
with a copy to:
Mayer Brown LLP
1675 Broadway
New York, NY 10019
Attention: Todd Bowen
Facsimile No.: (212) 262-1910
Telephone No.: (212) 506-2549
     If to the Trustee and Collateral Agent:
Wilmington Trust FSB
CCS-Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544
Attention: Jane Y. Schweiger
Facsimile No.: (612) 217-5651/52
Telephone No.: (612) 217-5632
     The Company, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
     All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
     Any notice or communication to a Holder will be mailed by first class mail to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.
     Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note

(whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the customary procedures of such Depositary.
Section 13.03 Communication by Holders of Notes with Other Holders of Notes.
     Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
Section 13.04 Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Company or any Guarantor to the Trustee or Collateral Agent to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreement, the Company or such Guarantor, as the case may be, shall furnish to the Trustee or Collateral Agent, as applicable:
     (1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or Collateral Agent, as applicable, (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture, the Collateral Documents or the Intercreditor Agreement, as applicable, relating to the proposed action have been satisfied; and
     (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or Collateral Agent, as applicable, (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.
Section 13.05 Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4) or the Officers’ Certificate required by Section 4.04 hereof) must comply with the provisions of TIA § 314(e) and must include:
     (1) a statement that each individual signing such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (4) a statement as to whether or not, in the opinion of each such individual, such condition or covenant has been satisfied;
provided, that with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 13.06 Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.
     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any Obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Section 13.08 Governing Law.
     THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 13.09 No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.10 Successors.
     All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture and the Note Guarantees will bind its successors, except as otherwise provided in Section 11.05.
Section 13.11 Severability.
     In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 13.12 Counterpart Originals.
     The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.
Section 13.13 Table of Contents, Headings, etc.
     The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be executed as of the date first written above.

CPM HOLDINGS, INC.
By:	/s/ Douglas Ostrich
	Name:	Douglas Ostrich
	Title:	Chief Financial Officer

CPM ACQUISITION CORP.
By:	/s/ Douglas Ostrich
	Name:	Douglas Ostrich
	Title:	Secretary

CROWN ACQUISITION CORP.
By:	/s/ Douglas Ostrich
	Name:	Douglas Ostrich
	Title:	Secretary

CPM WOLVERINE PROCTOR, LLC
By:	/s/ Douglas Ostrich
	Name:	Douglas Ostrich
	Title:	Manager

CROWN IRON WORKS COMPANY
By:	/s/ Douglas Ostrich
	Name:	Douglas Ostrich
	Title:	Secretary

CROWN BIOFUELS, LLC
By:	/s/ Douglas Ostrich
	Name:	Douglas Ostrich
	Title:	Secretary

CPM SA LLC
By:	/s/ Douglas Ostrich
	Name:	Douglas Ostrich
	Title:	Authorized Signatory

TRUSTEE AND COLLATERAL AGENT WILMINGTON TRUST FSB, as trustee and collateral agent
By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

[Face of Note]
THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN § 1273(A) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND TREASURY REGULATIONS § 1.1273-1 PROMULGATED THEREUNDER). WITH RESPECT TO THE NOTES, CPM HOLDINGS, INC. (THE “COMPANY”) AGREES TO PROVIDE TO HOLDERS OF NOTES, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT THE FOLLOWING ADDRESS: CPM HOLDINGS, INC., 2975 AIRLINE CIRCLE, WATERLOO, IA 50703.
CUSIP/CINS ____________
10⅝% Senior Secured Notes due 2014

No. ___	$____________
CPM HOLDINGS, INC.
promises to pay to _______________ or registered assigns,
the principal sum of ______________________________ DOLLARS on September 1, 2014.
Interest Payment Dates: March 1 and September 1
Record Dates: February 15 and August 15
Dated: _______________, 20__
     Reference is made to the further provisions of this Note contained on the reverse side of this Note, which for all purposes have the same effect as if set forth at this place.
[Signature page follows.]

A[1]-1

     IN WITNESS WHEREOF, CPM Holdings, Inc. has caused this Note to be signed manually or by facsimile by its duly authorized officer as of this ___ day of _________, 20_.

CPM HOLDINGS, INC.
By:
Name:
Title:

     This is one of the 10⅝% Senior Secured Notes due 2014 referred to in the within-mentioned Indenture.

Dated: _________, 20__	WILMINGTON TRUST FSB, as trustee
By:
Name:
Title:

A[1]-2

[Back of Note]
10⅝% Senior Secured Notes due 2014
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
     Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     (1) Interest. CPM Holdings, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 10⅝% per annum from ________________, 20__ until maturity and shall pay the Special Interest, if any, payable pursuant to Section 4 of the Registration Rights Agreement referred to below. The Company will pay interest and Special Interest, if any, semi-annually in arrears on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be _____________, 20_. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 2% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     (2) Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Special Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Special Interest, if any, and interest at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Special Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Special Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     (3) Paying Agent and Registrar. Initially, Wilmington Trust FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

A[1]-3

     (4) Indenture and Collateral Documents. The Company issued the Notes under an Indenture dated as of August 18, 2009 (the “Indenture”) among the Company, the Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior secured obligations of the Company. The obligations of the Company and the Guarantors under the Notes and the Note Guarantees are secured by Liens on the Collateral pursuant to the terms of the Collateral Documents. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.
     (5) Optional Redemption.
          (a) At any time prior to September 1, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 110.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption), with the net cash proceeds of an Equity Offering by the Company; provided that:
     (i) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
     (ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
          (b) On or after September 1, 2012, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on September 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption:

Year	Percentage
2012	105.313%
2013 and thereafter	100.000%
          (c) At any time prior to September 1, 2012, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable date of redemption (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption).

A[1]-4

     Except pursuant to paragraphs 5(a) and 5(c), the Notes are not redeemable at the Company’s option prior to September 1, 2012. The Company is not, however, prohibited under the Indenture from acquiring the Notes by means other than a redemption, whether pursuant to open-market transactions, tender offers or otherwise so long as such acquisition does not otherwise violate the terms of the Indenture. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
     (6) Mandatory Redemption.
     The Company is not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
     (7) Repurchase at the Option of Holder.
          (a) If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.
          (b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within five Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will make an offer (an “Asset Sale Offer”) to (1) all Holders of Notes, and (2) unless such Asset Sale involves a sale of Collateral other than Collateral that is subject to a Permitted Lien, at the option of the Company, all holders of other Indebtedness that is pari passu with the Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, in each case to purchase, prepay or redeem the maximum principal amount of Notes and, if applicable, such other pari passu Indebtedness that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price with respect to the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase, prepayment or redemption, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture (including, without limitation, the repayment of Indebtedness and other Obligations under a Credit Facility, whether or not secured by a first priority Lien on the assets that are the subject of such Asset Sale). If the aggregate principal amount of Notes and, if applicable, other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the Notes and other pari passu Indebtedness to be repurchased, prepaid or redeemed on a pro rata basis, and the Trustee will select the Notes to be repurchased, prepaid or redeemed on a pro rata basis or by lot or by other method as the Trustee deems fair and appropriate, in each case based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes

A[1]-5

purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.
     (8) Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.
     (9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
     (10) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
     (11) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees, the Collateral Documents and, with the consent of the First Priority Agent under the New Senior Secured Revolving Credit Facility, the Intercreditor Agreement, may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, including, without limitation, Additional Notes, if any (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event or Default (other than a Default or Event of Default in the payment of the principal of, premium or Special Interest, if any, or interest on, the Notes, except a payment defaulting resulting solely from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, including, without limitation, Additional Notes, if any (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder of a Note, the Indenture, the Notes, the Note Guarantees or, subject to the Intercreditor Agreement, the Collateral Documents, may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable; (iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; (v) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (vi) to conform the text of the Indenture, the Note Guarantees, the Collateral Documents or the Notes to any provision of the “Description of Notes” section of the

A[1]-6

Offering Memorandum to the extent that such provision was intended by the Company to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, the Collateral Documents or the Notes, which intent shall be evidenced by an Officers’ Certificate to that effect; (vii) to enter into additional or supplemental Collateral Documents; (viii) to release Collateral in accordance with the terms of the Indenture and the Collateral Documents; (ix) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or (x) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.
     Notwithstanding the foregoing, any amendment to, or waiver of, the provisions of the Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding.
     (12) Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest (including Special Interest, if any) on the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.07, 4.09, 4.10, 4.15, and 5.01 of the Indenture for 30 days; (iv) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture for 60 days after written notice specifying such failure is delivered to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default (A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of amounts which are covered by insurance or bonded), which judgments are not paid, discharged or stayed for a period of 60 days; (vii) (A) breach by the Company or any of its Restricted Subsidiaries of any representation, warranty or agreement in any Collateral Document; (B) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Documents); or (C) the repudiation by the Company or any of its Restricted Subsidiaries of any of its obligations under any Collateral Document; provided that, in the case of clauses (A), (B) and (C), such breach, cessation or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest; (viii) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

A[1]-7

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium or Special Interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     (13) Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
     (14) No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any of the Guarantors, as such, will not have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
     (15) Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
     (16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     (17) Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes originally issued on the date of the Indenture will have all the rights set forth in the Registration Rights Agreement dated as of August 18, 2009, among the Company, the Guarantors and Jefferies & Company, Inc., as representative of the Initial Purchasers or, in the case of Additional Notes (if any), Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Company, the Guarantors and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Company will be obligated to consummate an Exchange Offer. Upon such Exchange Offer, the Holders of Notes shall have the right, subject to

A[1]-8

compliance with securities laws, to exchange such Notes for Exchange Notes in like principal amount and having terms identical in all material respects to the Initial Notes and/or Additional Notes, if any; provided, that the form of the Exchange Notes shall include such variations as are permitted or required by the Registration Rights Agreement. The Holders of Notes shall be entitled to receive Special Interest in the event such Exchange Offer is not consummated pursuant to and in accordance with the terms and conditions of the Registration Rights Agreement.
     (18) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
     (19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, any of the Collateral Documents and/or the Registration Rights Agreement. Requests may be made to:
CPM Holdings, Inc.
2975 Airline Circle
Waterloo, IA 50703
Attention: Ted Waitman

A[1]-9

Assignment Form
     To assign this Note, fill in the form below:
I or we assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date: _______________
Your Signature:
 (Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: _________________________
     In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of the declaration by the SEC of the effectiveness of a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), covering resales of this Note (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) __________, 20__, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that this Note is being transferred:
[Check One]

(1) ______	to the Company or a subsidiary thereof; or

(2) ______	pursuant to and in compliance with Rule 144A under the Securities Act; or

(3) ______	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Company); or

(4) ______	outside the United States to a person other than a “U.S. person” in compliance with Rule 904 of Regulation S under the Securities Act; or

(5) ______	pursuant to the exemption from registration provided by Rule 144 under the Securities Act.

A[1]-10

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4) or (5) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
     If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.06 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee*: __________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).
TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED
     The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

A[1]-11

OPTION OF HOLDER TO ELECT PURCHASE
     If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:
☐ Section 4.10                     ☐ Section 4.15
     If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:
$_______________
Date: _______________
Your Signature:
 (Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A[1]-12

Schedule of Exchanges of Interests in the Global Note *
     The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Principal Amount
	Amount of decrease in	Amount of increase in	of this Global Note	Signature of authorized
	Principal Amount	Principal Amount	following such	officer of Trustee or
Date of Exchange	of this Global Note	of this Global Note	decrease (or increase)	Custodian

*	This schedule should be included only if the Note is issued in global form.

A[1]-13

[Face of Regulation S Temporary Global Note]
THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN § 1273(A) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND TREASURY REGULATIONS § 1.1273-1 PROMULGATED THEREUNDER). WITH RESPECT TO THE NOTES, CPM HOLDINGS, INC. (THE “COMPANY”) AGREES TO PROVIDE TO HOLDERS OF NOTES, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT THE FOLLOWING ADDRESS: CPM HOLDINGS, INC., 2975 AIRLINE CIRCLE, WATERLOO, IA 50703.
CUSIP/CINS ____________
10⅝% Senior Secured Notes due 2014

No. ___	$____________
CPM HOLDINGS, INC.
promises to pay to ______________ or registered assigns,
the principal sum of ____________________________ DOLLARS on September 1, 2014.
Interest Payment Dates: March 1 and September 1
Record Dates: February 15 and August 15
Dated: _______________, 20__
     Reference is made to the further provisions of this Note contained on the reverse side of this Note, which for all purposes have the same effect as if set forth at this place.
[Signature page follows.]

A2-1

     IN WITNESS WHEREOF, CPM Holdings, Inc. has caused this Note to be signed manually or by facsimile by its duly authorized officer as of this ___ day of _________, 20_.

CPM HOLDINGS, INC.
By:
Name:
Title:

     This is one of the 10⅝% Senior Secured Notes due 2014 referred to in the within-mentioned Indenture.

Dated: _________, 20__	WILMINGTON TRUST FSB, as trustee
By:
Name:
Title:

A2-2

[Back of Regulation S Temporary Global Note]
10⅝% Senior Secured Notes due 2014
THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.
THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF CPM HOLDINGS, INC.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PURCHASER AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE PRIOR TO

A2-3

THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PURCHASERS THAT OCCUR OUTSIDE THE U.S. WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR.
     Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     (1) Interest. CPM Holdings, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 10⅝% per annum from ________________, 20__ until maturity and shall pay the Special Interest, if any, payable pursuant to Section 4 of the Registration Rights Agreement referred to below. The Company will pay interest and Special Interest, if any, semi-annually in arrears on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be _____________, 20_. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 2% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

A2-4

     Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.
     (2) Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Special Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Special Interest, if any, and interest at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Special Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Special Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     (3) Paying Agent and Registrar. Initially, Wilmington Trust FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.
     (4) Indenture and Collateral Documents. The Company issued the Notes under an Indenture dated as of August 18, 2009 (the “Indenture”) among the Company, the Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior secured obligations of the Company. The obligations of the Company and the Guarantors under the Notes and the Note Guarantees are secured by Liens on the Collateral pursuant to the terms of the Collateral Documents. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.
     (5) Optional Redemption.
          (a) At any time prior to September 1, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 110.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption), with the net cash proceeds of an Equity Offering by the Company; provided that:
     (i) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and

A2-5

its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
     (ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
          (b) On or after September 1, 2012, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on September 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption:

Year	Percentage
2012	105.313%
2013 and thereafter	100.000%
          (c) At any time prior to September 1, 2012, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable date of redemption (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption).
     Except pursuant to paragraphs 5(a) and 5(c), the Notes are not redeemable at the Company’s option prior to September 1, 2012. The Company is not, however, prohibited under the Indenture from acquiring Notes by means other than a redemption, whether pursuant to open-market transactions, tender offers or otherwise so long as such acquisition does not otherwise violate the terms of the Indenture. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
     (6) Mandatory Redemption.
     The Company is not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
     (7) Repurchase at the Option of Holder.
          (a) If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

A2-6

          (b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within five Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will make an offer (an “Asset Sale Offer”) to (1) all Holders of Notes, and (2) unless such Asset Sale involves a sale of Collateral other than Collateral that is subject to a Permitted Lien, at the option of the Company, all holders of other Indebtedness that is pari passu with the Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, in each case to purchase, prepay or redeem the maximum principal amount of Notes and, if applicable, such other pari passu Indebtedness that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price with respect to the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase, prepayment or redemption, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture (including, without limitation, the repayment of Indebtedness and other Obligations under a Credit Facility, whether or not secured by a first priority Lien on the assets that are the subject of such Asset Sale). If the aggregate principal amount of Notes and, if applicable, other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the Notes and other pari passu Indebtedness to be repurchased, prepaid or redeemed on a pro rata basis, and the Trustee will select the Notes to be repurchased, prepaid or redeemed on a pro rata basis or by lot or by other method as the Trustee deems fair and appropriate, in each case based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.
     (8) Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.
     (9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

A2-7

     This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.
     (10) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
     (11) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees, the Collateral Documents and, with the consent of the First Priority Agent under the New Senior Secured Revolving Credit Facility, the Intercreditor Agreement, may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, including, without limitation, Additional Notes, if any (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event or Default (other than a Default or Event of Default in the payment of the principal of, premium or Special Interest, if any, or interest on, the Notes, except a payment defaulting resulting solely from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, including, without limitation, Additional Notes, if any (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder of a Note, the Indenture, the Notes, the Note Guarantees or, subject to the Intercreditor Agreement, the Collateral Documents, may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable; (iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; (v) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (vi) to conform the text of the Indenture, the Note Guarantees, the Collateral Documents or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision was intended by the Company to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, the Collateral Documents or the Notes, which intent shall be evidenced by an Officers’ Certificate to that effect; (vii) to enter into additional or supplemental Collateral Documents; (viii) to release Collateral in accordance with the terms of the Indenture and the Collateral Documents; (ix) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or (x) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.
     Notwithstanding the foregoing, any amendment to, or waiver of, the provisions of the Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding.
     (12) Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest (including Special Interest, if any) on the Notes; (ii) default in

A2-8

the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.07, 4.09, 4.10, 4.15, and 5.01 of the Indenture for 30 days; (iv) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture for 60 days after written notice specifying such failure is delivered to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default (A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of amounts which are covered by insurance or bonded), which judgments are not paid, discharged or stayed for a period of 60 days; (vii) (A) breach by the Company or any of its Restricted Subsidiaries of any representation, warranty or agreement in any Collateral Document; (B) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Documents); or (C) the repudiation by the Company or any of its Restricted Subsidiaries of any of its obligations under any Collateral Document; provided that, in the case of clauses (A), (B) and (C), such breach, cessation or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest; (viii) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium or Special Interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the

A2-9

Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     (13) Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
     (14) No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any of the Guarantors, as such, will not have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
     (15) Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
     (16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     (17) Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes originally issued on the date of the Indenture will have all the rights set forth in the Registration Rights Agreement dated as of August 18, 2009, among the Company, the Guarantors and Jefferies & Company, Inc., as representative of the Initial Purchasers or, in the case of Additional Notes (if any), Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Company, the Guarantors and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Company will be obligated to consummate an Exchange Offer. Upon such Exchange Offer, the Holders of Notes shall have the right, subject to compliance with securities laws, to exchange such Notes for Exchange Notes in like principal amount and having terms identical in all material respects to the Initial Notes and/or Additional Notes, if any; provided, that the form of the Exchange Notes shall include such variations as are permitted or required by the Registration Rights Agreement. The Holders of Notes shall be entitled to receive Special Interest in the event such Exchange Offer is not consummated pursuant to and in accordance with the terms and conditions of the Registration Rights Agreement.
     (18) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
     (19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE

A2-10

NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, any of the Collateral Documents and/or the Registration Rights Agreement. Requests may be made to:
CPM Holdings, Inc.
2975 Airline Circle
Waterloo, IA 50703
Attention: Ted Waitman

A2-11

Assignment Form
     To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint                                                             to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date:
Your Signature:
          (Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).
     In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of the declaration by the SEC of the effectiveness of a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), covering resales of this Note (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii)                     , 20__, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that this Note is being transferred:
[Check One]

(6)	to the Company or a subsidiary thereof; or

(7)	pursuant to and in compliance with Rule 144A under the Securities Act; or

(8)	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Company); or

A2-12

(9)	outside the United States to a person other than a “U.S. person” in compliance with Rule 904 of Regulation S under the Securities Act; or

(10)	pursuant to the exemption from registration provided by Rule 144 under the Securities Act.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4) or (5) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
     If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.06 of the Indenture shall have been satisfied.

Dated:	Signed:
 (Sign exactly as your name appears on the other side of this Note)
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).
TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED
     The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

A2-13

Option of Holder to Elect Purchase
     If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.15
     If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:
$
Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A2-14

Schedule of Exchanges of Interests in the Regulation S Temporary
Global Note
     The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note, or exchanges of a part of another other Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

A2-15

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
CPM Holdings, Inc.
2975 Airline Circle
Waterloo, IA 50703
Attention: Ted Waitman
Wilmington Trust FSB
CCS-Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544
Attention: Jane Y. Schweiger

Re:	10⅝% Senior Secured Notes due 2014
     Reference is hereby made to the Indenture, dated as of August 18, 2009 (the “Indenture”), among CPM Holdings, Inc., a Delaware corporation, as issuer (the “Company”), the Guarantors party thereto and Wilmington Trust FSB, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
                         , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
     1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
     2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and under the Securities Act.
     3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
     (a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
     (b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;
or
     (c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;
or
     (d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and under the Securities Act.
     4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

     (a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
     (b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
     (c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.
     This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

     Dated:

ANNEX A TO CERTIFICATE OF TRANSFER
1.	The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

	(i)	☐	144A Global Note (CUSIP _________), or

	(ii)	☐	Regulation S Global Note (CUSIP _________), or

	(iii)	☐	IAI Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note.
2.	After the Transfer the Transferee will hold:
[CHECK ONE]

(a)	☐ a beneficial interest in the:

	(i)	☐	144A Global Note (CUSIP _________), or

	(ii)	☐	Regulation S Global Note (CUSIP _________), or

	(iii)	☐	IAI Global Note (CUSIP _________); or

	(iv)	☐	Unrestricted Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
CPM Holdings, Inc.
2975 Airline Circle
Waterloo, IA 50703
Attention: Ted Waitman
Wilmington Trust FSB
CCS-Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544
Attention: Jane Y. Schweiger
Re: 10⅝% Senior Secured Notes due 2014
     Reference is hereby made to the Indenture, dated as of August 18, 2009 (the “Indenture”), among CPM Holdings, Inc., a Delaware corporation, as issuer (the “Company”), the Guarantors party thereto and Wilmington Trust FSB, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
     __________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
     1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note
     (a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
     (b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
     (c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is

C-1

being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
     (d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
     2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes
     (a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and under the Securities Act.
     (b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
     This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2

EXHIBIT D
FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
CPM Holdings, Inc.
2975 Airline Circle
Waterloo, IA 50703
Attention: Ted Waitman
Wilmington Trust FSB
CCS-Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544
Attention: Jane Y. Schweiger
     Re: 10⅝% Senior Secured Notes due 2014
     Reference is hereby made to the Indenture, dated as of August 18, 2009 (the “Indenture”), among CPM Holdings, Inc., a Delaware corporation, as issuer (the “Company”), the guarantors party thereto and Wilmington Trust FSB, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
     In connection with our proposed purchase of $____________ aggregate principal amount of:
     (a) ☐ a beneficial interest in a Global Note, or
     (b) ☐ a Definitive Note,
     we confirm that:
     1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities law.
     2. We understand that the offer and sale of the Notes have not been registered under the Securities Act or any applicable securities law, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

D-1

     3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.
     4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
     5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion, in each case for investment only, and not with a view to, or for the offer or sale in connection with, any distribution thereof in violation of the Securities Act.
     You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E
[FORM OF NOTATION OF GUARANTEE]
     For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of August 18, 2009 (the “Indenture”) among CPM Holdings, Inc., a Delaware corporation, (the “Company”), the Guarantors party thereto and Wilmington Trust FSB, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”), (a) the due and punctual payment of the principal of, premium and Special Interest, if any, and interest on, the Notes, subject to applicable grace periods, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders, the Trustee or the Collateral Agent all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to applicable grace periods, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee and Collateral Agent pursuant to this Notation of Guarantee (this “Note Guarantee”) and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of this Note Guarantee.
     THIS IS A CONTINUING GUARANTEE AND SHALL REMAIN IN FULL FORCE AND EFFECT AND SHALL BE BINDING UPON EACH GUARANTOR AND ITS SUCCESSORS AND ASSIGNS UNTIL FULL AND FINAL PAYMENT OF ALL OF THE COMPANY’S OBLIGATIONS UNDER THE NOTES AND THE INDENTURE OR UNTIL RELEASED OR LEGALLY DEFEASED IN ACCORDANCE WITH THE INDENTURE AND SHALL INURE TO THE BENEFIT OF THE SUCCESSORS AND ASSIGNS OF THE TRUSTEE, THE COLLATERAL AGENT AND THE HOLDERS, AND, IN THE EVENT OF ANY TRANSFER OR ASSIGNMENT OF RIGHTS BY ANY HOLDER, THE TRUSTEE OR THE COLLATERAL AGENT, THE RIGHTS AND PRIVILEGES HEREIN CONFERRED UPON THAT PARTY SHALL AUTOMATICALLY EXTEND TO AND BE VESTED IN SUCH TRANSFEREE OR ASSIGNEE, ALL SUBJECT TO THE TERMS AND CONDITIONS HEREOF. THIS IS A GUARANTEE OF PAYMENT AND PERFORMANCE AND NOT OF COLLECTION.
     THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS GUARANTEE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Name of Guarantor(s)]
By:
Name:
Title:

EXHIBIT F
[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]
     Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, 20__, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of CPM Holdings, Inc., (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust FSB, as trustee under the Indenture referred to below (the “Trustee”) and as collateral agent.
W I T N E S S E T H
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 18, 2009, providing for the issuance of 10⅝% Senior Secured Notes due 2014 (the “Notes”);
     WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.
     4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
     5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

EXHIBIT F
     7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.
[Signature page follows.]

EXHIBIT F
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
     Dated: _______________, 20___

[Guaranteeing Subsidiary]
By:
Name:
Title:

[Company]
By:
Name:
Title:

[Existing Guarantors]
By:
Name:
Title:

[Trustee], as Trustee
By:
Authorized Signatory

EXHIBIT G
FORM OF INTERCREDITOR AGREEMENT
INTERCREDITOR AGREEMENT
     Intercreditor Agreement, dated as of November 20, 2009 (this “Agreement”), among HARRIS N.A., as Administrative Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “ABL Agent”) for itself and the other ABL Secured Parties (as defined below), WILMINGTON TRUST FSB, solely in its capacity as collateral agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “Indenture Agent”) for itself and the other Indenture Secured Parties (as defined below), CPM HOLDINGS, INC. (the “Company”) and its Subsidiaries (such term and each other capitalized term used herein having the meanings set forth in Section 1) listed on the signature pages hereto (such Subsidiaries, together with the Company and each of its other Subsidiaries that become parties hereto, the “Grantors”).
     WHEREAS, the Company, the other Debtor Parties, other Subsidiaries, the ABL Agent and certain Lenders (as defined below) are parties to the Credit Agreement, dated as of November 20, 2009 (as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Existing ABL Agreement”), pursuant to which such Lenders have agreed to make loans and extend other financial accommodations to the Company and certain other Debtor Parties; and
     WHEREAS, the obligations of the Company and the other Debtor Parties under the Existing ABL Agreement (including guarantees in respect thereof) will be secured (together with certain other obligations) by various assets of the Company and such other Debtor Parties, including the Common Collateral (as defined below);
     WHEREAS, the ABL Agent has been authorized to enter into this Agreement pursuant to the Existing ABL Agreement;
     WHEREAS, the Company, the other Grantors, Wilmington Trust FSB, as trustee, and the Indenture Agent are parties to the Indenture, dated as of August 18, 2009 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Agreement, the “Existing Indenture”), pursuant to which the Company issued the Notes (as defined below);
     WHEREAS, the obligations of the Company and the other Grantors under the Existing Indenture (as in effect on the date hereof) (including guarantees in respect thereof) are secured (together with certain other obligations) by various assets of the Company and such other Grantors, including the Common Collateral;
     WHEREAS, the Indenture Agent has been authorized to enter into this Agreement pursuant to the Existing Indenture; and
     WHEREAS, the Company, the other Grantors, the ABL Agent and the Indenture Agent are executing and delivering this Agreement to set forth certain agreements in respect of the respective rights of the ABL Agent and the other ABL Secured Parties, on the one hand, and the

Indenture Agent and the other Indenture Secured Parties, on the other hand, with respect to, among other things, the Common Collateral.
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:
     SECTION 1. Definitions.
     1.1 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, General Intangibles, Inventory, Instruments, Deposit Accounts, Security Accounts, Investment Property, Letter of Credit Rights, Records, Supporting Obligations and Proceeds.
     1.2 Defined Terms. The following terms, as used herein, have the following meanings:
     “ABL Agent” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement ABL Agreement, the ABL Agent shall be the Person acting in the capacity as administrative agent or collateral agent in such in such Agreement.
     “ABL Agreement” means the collective reference to (a) the Existing ABL Agreement, (b) any Additional ABL Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of sales of debt securities to institutional investors) in whole or in part from time to time the indebtedness and other obligations outstanding under the ABL Agreement, any Additional ABL Agreement or any other agreement or instrument referred to in this clause (c) (a “Replacement ABL Agreement”) unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Agreement hereunder. Any reference to the ABL Agreement hereunder shall, except as otherwise provided, be deemed a reference to any ABL Agreement then existing.
     “ABL DIP Financing” has the meaning set forth in Section 6.2(a).
     “ABL Documents” means, collectively, the ABL Agreement, each ABL Security Document, each ABL Guarantee and each other loan document, identified or defined as a “Loan Document” in the ABL Agreement.
     “ABL Guarantee” means any guarantee by any Grantor of any or all of the ABL Obligations.
     “ABL Lien” means any Lien created by the ABL Security Documents.
     “ABL Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any ABL Lien on real property owned by the Company or any Grantor is granted to secure any ABL Obligations or under which rights or remedies with respect to any such ABL Liens are governed.
     “ABL Obligations” means, without duplication, any and all obligations with respect to the payment of (a) any principal of or interest (including, without limitation, any Post-Petition Interest) or premium on any obligations, liabilities and indebtedness of every nature, including any reimbursement obligation in respect of any letter of credit, owed by the Debtor Parties under the ABL Documents, (b) any fees, indemnification obligations, damages, expense reimbursement obligations or other liabilities payable under the ABL Documents, (c) all Hedging Obligations secured by the Liens granted under the ABL Security Documents, (d) all Cash Management Obligations secured by the Liens granted under the ABL Security Documents and (e) all ABL Guarantees, fees, expenses and other Obligations payable from time to time pursuant to the ABL Documents, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired under the ABL Documents and whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any ABL Obligation (whether by or on behalf of any Debtor Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Indenture Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the ABL Secured Parties and the Indenture Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “ABL Obligations Payment Date” means the first date on which (a) the ABL Obligations (other than those that constitute Unasserted Contingent Obligations) have been paid in cash in full (or cash collateralized or defeased in accordance with the terms of the ABL Documents), (b) all commitments to extend credit under the ABL Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the ABL Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the ABL Security Documents) and (d) the ABL Agent has delivered a written notice to the Indenture Agent stating that the events described in clauses (a), (b) and (c) have occurred to the satisfaction of the ABL Secured Parties.
     “ABL Priority Collateral” means the following assets, whether now owned or hereafter acquired by the Company or any other Debtor Party, in which a Lien is granted or purported to be granted to any ABL Secured Party as security for any ABL Obligation:
     (1) all money, cash or cash equivalents; provided, however, to the extent any of the foregoing constitutes, and has been identified as, Proceeds of the Indenture Priority Collateral, it shall be excluded from the ABL Priority Collateral;
     (2) all Accounts;
     (3) all Inventory or documents of title, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any Inventory;

     (4) all Deposit Accounts and Securities Accounts (excluding any Securities Account (i) in which only proceeds from the disposition of Indenture Priority Collateral are deposited and (ii) which constitute payroll, tax or trust accounts), including all cash, marketable securities, securities entitlements, financial assets and other funds or Investment Property held in or on deposit in any or all of the foregoing;
     (5) all lockboxes;
     (6) all General Intangibles (excluding Intellectual Property), Documents, contract rights, Instruments, Chattel Paper, drafts, acceptances, and all other forms of obligations owing to the Company or the other Grantors, in each case solely to the extent arising out of or relating to Accounts and/or Inventory;
     (7) all guarantees and other security therefor and Supporting Obligations and Letter of Credit Rights to the extent relating to any or all of the foregoing;
     (8) all Records to the extent relating to any or all of the foregoing;
     (9) all other existing and future current assets within the meaning of GAAP (excluding Intellectual Property);
     (10) current and related assets of the Company’s Foreign Subsidiaries (as defined in the Existing Indenture as in effect on the date hereof) which are borrowers or guarantors under the Existing ABL Agreement; and
     (11) all substitutions, replacements, accessions, products and Proceeds of any of the foregoing (including, without limitation, proceeds of insurance, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.
     “ABL Secured Parties” means the ABL Agent and the Lenders.
     “ABL Security Documents” means the Existing ABL Security Document and the other security documents, identified or defined as “Collateral Documents” in the ABL Agreement, and any other documents that are designated under the ABL Agreement as “ABL Security Documents” for purposes of this Agreement, including the ABL Mortgages.
     “Access Period” means with respect to each parcel of Real Estate Assets, the period, after the commencement of an Enforcement Action, which begins, with respect to such parcel of Real Estate Assets, on the day that the ABL Agent provides the Indenture Agent with the notice of its election to request access with respect to any such parcel of Real Estate Assets pursuant to Section 4.4(d) below and ends on the earliest of (i) the 120th day after the ABL Agent obtains the ability to use, take physical possession of, remove or otherwise control the use, production or access to the ABL Priority Collateral located on such Real Estate Asset plus such number of days, if any, after the ABL Agent obtains access to such ABL Priority Collateral that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to the ABL Priority Collateral located on such Real Estate Asset or (ii) the ABL Obligations Payment Date occurs.

     “Additional ABL Agreement” means any agreement designated, and permitted to be designated, as such under the Indenture and the ABL Agreement then in effect.
     “Additional Debt” has the meaning set forth in Section 11.3(b).
     “Additional Indenture Agreement” means any agreement designated, and permitted to be designated, as such under the ABL Agreement and the Indenture then in effect.
     “Agreement” has the meaning set forth in the introductory paragraph hereof.
     “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Cash Management Obligations” means, with respect to any Debtor Party, any obligations of such Debtor Party owed to any ABL Secured Party (or any of its affiliates) in respect of (a) electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of such Debtor Party now or hereafter maintained with any ABL Secured Parties or their affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to such Debtor Party by any of such ABL Secured Parties or their affiliates.
     “Collateral” means, collectively, the ABL Priority Collateral, the Indenture Priority Collateral and the Common Collateral.
     “Common Collateral” means, collectively, the ABL Priority Collateral and the Indenture Priority Collateral; provided, that neither the Indenture Agent nor any other Indenture Secured Party shall have as security for any Indenture Obligation a Lien on (i) any current or related assets of the Company’s Foreign Subsidiaries or (ii) any Deposit Accounts.
     “Copyrights” means all domestic and foreign copyrights, whether registered or unregistered, including, without limitation, all copyright rights (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression (including computer software and internet website content) now owned or hereafter owned, acquired or used by a Grantor, all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), all reissues, divisions, continuations, continuations in part and extensions or renewals thereof, the right to recover for all past, present and future infringements thereof, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

     “Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
     “Credit Bid Rights” means, (a) in respect of any order relating to a sale of assets constituting ABL Priority Collateral in any Insolvency Proceeding, that (i) such order grants the Indenture Agent and the other Indenture Secured Parties (individually and in any combination) the right to bid at the sale of such assets and the right to offset its claims secured by Indenture Liens upon such assets against the purchase price of such assets if (A) the bid of the Indenture Agent or such Indenture Secured Parties is determined by a court to be the best offer at a sale and (B) the bid of the Indenture Agent or such Indenture Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay all unpaid ABL Obligations (except Unasserted Contingent Obligations) and to satisfy all Liens entitled to priority over the ABL Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the Indenture Agent and the other Indenture Secured Parties in such Insolvency Proceeding to the extent required for the grant of such rights, and (b) in respect of any order relating to a sale of assets constituting Indenture Priority Collateral in any Insolvency Proceeding, that (i) such order grants the ABL Agent and the ABL Secured Parties (individually and in any combination) the right to bid at the sale of such assets and the right to offset its claims secured by ABL Liens upon such assets against the purchase price of such assets if (A) the bid of the ABL Agent or the other ABL Secured Parties is determined by a court to be the best offer at a sale and (B) the bid of the ABL Agent or such other ABL Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay all unpaid Indenture Obligations (except Unasserted Contingent Obligations) and to satisfy all Liens entitled to priority over the Indenture Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the ABL Agent and the other ABL Secured Parties in such Insolvency Proceeding to the extent required for the grant of such rights.
     “Debtor Party” means the Company, the other Grantors and each direct or indirect Subsidiary that is now or hereafter becomes a party to any ABL Document or Indenture Document. All references in this Agreement to any Debtor Party shall include such Debtor Party as a debtor-in-possession and any receiver or trustee for such Debtor Party in any Insolvency Proceeding.
     “Enforcement Action” means, with respect to the ABL Obligations or the Indenture Obligations, the exercise of any rights or remedies with respect to any Common Collateral securing such Obligations or the commencement or prosecution of enforcement of any of the rights or remedies under, as applicable, the ABL Documents or the Indenture Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code, in each case in accordance with the terms of the ABL Documents or the Indenture Documents, as applicable, but in all cases excluding the imposition of cash dominion (except following the occurrence and during the continuance of an Event of Default under the ABL Documents and suspension of the revolving commitments in connection therewith, until such time as no suspension of the revolving commitments in connection therewith or with any other Event of Default is in effect) pursuant to the terms of the ABL Documents, with respect to monies deposited from time to time in Deposit Accounts or Securities Accounts.
     “Existing ABL Agreement” has the meaning set forth in the first recital of this Agreement.
     “Existing ABL Security Document” means the Pledge and Security Agreement, dated as of November 20, 2009, by and among the ABL Agent and the Grantors.
     “Existing Indenture Security Document” means the Pledge and Security Agreement, dated as of August 18, 2009, by and among the Indenture Agent and the Grantors.
     “Existing Indenture” has the meaning set forth in the fourth recital of this Agreement.
     “GAAP” means generally accepted accounting principles in effect in the United States as of the date of each financial statement, as applicable, to which this Agreement refers.
     “Grantor” means the Company, CPM Acquisition Corp., Crown Acquisition Corp., CPM Wolverine Proctor, LLC, Crown Iron Works Company, Crown Biofuels, LLC, CPM SA,LLC, and each direct or indirect Domestic Subsidiary (as defined in the Existing Indenture as in effect on the date hereof) that is now or hereafter becomes a party to any ABL Document or Indenture Document. All references in this Agreement to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding.
     “Hedging Obligations” means, with respect to any Debtor Party, any obligations of such Debtor Party owed to any ABL Secured Party (or any of its affiliates) under any agreements with respect of any interest rate, foreign currency and/or commodity exchanges, swaps, caps, collars, floors, forwards, options, or other similar arrangements as such Debtor Party may from time to time enter into with any one or more of the ABL Secured Parties or their affiliates for the purpose of hedging or otherwise protecting against interest rate, foreign currency and/or commodity exposure.
     “Holders” means the “Holders” as defined in the Indenture and any other holders of Indenture Obligations.
     “Indebtedness” means and includes all ABL Obligations or Indenture Obligations that constitute “Indebtedness” within the meaning of the ABL Agreement or the Indenture, as applicable.
     “Indenture” means the collective reference to (a) the Existing Indenture, (b) any Additional Indenture Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Indenture, any Additional Indenture Agreement or any other agreement or instrument referred to in this clause (c) (a “Replacement Indenture”) unless such agreement or instrument expressly provides that it is not intended to be and is not an Indenture hereunder. Any reference to the Indenture hereunder, except as otherwise provided herein, shall be deemed a reference to any Indenture then existing.
     “Indenture Agent” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement Indenture, the Indenture Agent shall be the Person identified as such in such Agreement.
     “Indenture Collateral Documents” means the “Collateral Documents” as defined in the Indenture.
     “Indenture Documents” means each Indenture, each Indenture Collateral Document, each Indenture Guarantee, the “Notes” as defined in the Indenture and each other “Second Priority Document” as defined in the Indenture.
     “Indenture Guarantee” means any guarantee by any Grantor of any or all of the Indenture Obligations.
     “Indenture Lien” means any Lien created by the Indenture Collateral Documents.
     “Indenture Obligations” means any and all obligations with respect to the payment of (a) any principal of or interest (including, without limitation, any Post-Petition Interest) or premium on any obligations, liabilities and indebtedness of every nature owed by the Grantors under the Indenture Documents, (b) any fees, indemnification obligations, damages, expense reimbursement obligations or other liabilities payable under the Indenture Documents and (c) all Indenture Guarantees, fees, expenses and other Obligations payable from time to time pursuant to the Indenture Documents, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired and whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Indenture Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any ABL Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Indenture Secured Parties and the ABL Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “Indenture Obligations Payment Date” means the first date on which (a) the Indenture Obligations (other than those that constitute Unasserted Contingent Obligations) have been paid in cash in full (or cash collateralized or defeased in accordance with the terms of the Indenture Documents) and (b) the Indenture Agent has delivered a written notice to the ABL Agent stating that the foregoing has occurred.
     “Indenture Priority Collateral” means the following assets, whether now owned or hereafter acquired, by the Company or any other Grantor, in which a Lien is granted or purported to be granted to any Indenture Secured Party as security for any Indenture Obligation:

     (1) the “Collateral” (as such term is defined in the Existing Indenture Security Document); and
     (2) the Real Estate Assets;
provided, however, “Indenture Priority Collateral” excludes all ABL Priority Collateral.
     “Indenture Secured Parties” means the Indenture Agent and the other Second Priority Obligees (as defined in the Indenture).
     “Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.
     “Intellectual Property” means the collective reference to all rights, priorities and privileges constituting or consisting of intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Lenders” means the “Lenders” as defined in the ABL Agreement, together with any other holders of ABL Obligations.
     “Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Notes” means those 10 5/8% Senior Secured Notes due 2014 issued by the Company under the Indenture in the aggregate principal amount of $200,000,000, and shall include any notes replacing such Notes in connection with any replacement, refinancing, extension or refunding thereof made in compliance with the Indenture in effect on the date hereof and this Agreement.
     “Patent License” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.
     “Patents” means letters patent of the United States or the equivalent thereof in any other country and all registrations and applications therefor, including the patents and patent applications listed on Schedule I attached hereto and made a part hereof, and (i) all reissues, continuations, continuations-in-part, substitutes, extensions or renewals thereof and improvements thereon, (ii) the inventions disclosed or claimed therein, (iii) the right to sue for past, present and future infringements and dilutions thereof and (iv) all of each Grantor’s rights corresponding thereto throughout the world.

     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
     “Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding (or would accrue but for the commencement of an Insolvency Proceeding), whether or not allowed or allowable in any such Insolvency Proceeding.
     “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Grantor in any Real Property, including, without limitation, distribution centers and warehouses and corporate headquarters and administrative offices, in each case, to the extent that such interest constitutes ABL Priority Collateral and Indenture Priority Collateral.
     “Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and other property and rights incidental to the ownership, lease or operation thereof.
     “Recovery” has the meaning set forth in Section 6.5.
     “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Common Collateral.
     “Replacement ABL Agreement” has the meaning set forth in the definition of “ABL Agreement”.
     “Replacement Indenture” has the meaning set forth in the definition of “Indenture”.
     “Secured Parties” means the ABL Secured Parties and the Indenture Secured Parties.
     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having more than 50% of the ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
     “Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.
     “Trademarks” means trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, and other indicia of origin, including the trade names, registered trademarks, trademark applications, registered service marks and service mark applications, and (i) all extensions, modifications and renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill of each Grantor’s business symbolized by the foregoing and connected therewith and (v) all of each Grantor’s rights corresponding thereto throughout the world.
     “Unasserted Contingent Obligations” shall mean, at any time, ABL Obligations or Indenture Obligations, as the case may be, for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any ABL Obligation or Indenture Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of ABL Obligations and Indenture Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
     “Uniform Commercial Code” means the Uniform Commercial Code, as in effect from time to time, of the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall, unless otherwise provided, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors or assigns, (iii) any reference herein to any Debtor Party shall be construed to include such Debtor Party as debtor and debtor-in-possession and any receiver or trustee for such Debtor Party in any Insolvency Proceeding, (iv) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Sections shall be construed to refer to Sections of this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 2. Acknowledgment of Respective Security Interests; Lien Priorities; Prohibition on Contesting Liens.
     (a) Notwithstanding the date, manner or order of perfection of the security interests and Liens granted to the ABL Agent or the Indenture Agent, as the case may be, and notwithstanding any provisions of the Uniform Commercial Code of any state or any applicable law or decision or any provisions of the ABL Documents or the Indenture Documents, and irrespective of whether the ABL Agent or the Indenture Agent holds possession of all or any part of the Indenture Priority Collateral or the ABL Priority Collateral, the following, as between the ABL Agent and the Indenture Agent, shall be the relative priority of the security interests and Liens of the ABL Agent and the Indenture Agent:
     (i) The ABL Agent shall have a senior prior security interest in or Lien upon the ABL Priority Collateral; and
     (ii) The Indenture Agent shall have a senior prior security interest in or Lien upon the Indenture Priority Collateral.
     (b) If the Indenture Agent or any other Indenture Secured Party becomes aware that it has received any ABL Priority Collateral or the proceeds thereof prior to the ABL Obligations Payment Date, the Indenture Agent or the other Indenture Secured Party shall hold the same in trust for the benefit of, and shall immediately pay and deliver (with any necessary endorsement) the same to, the ABL Agent for application to the ABL Obligations. Notwithstanding anything to the contrary, payments made by the Company and the other Grantors to the Indenture Agent or the other Indenture Secured Parties in respect of the Indenture Obligations with proceeds of loans by ABL Agent or the other ABL Secured Parties to the Company and the other Grantors or any amounts released by the ABL Agent under the ABL Agreement shall not be construed to constitute proceeds of ABL Priority Collateral.
     (c) If the ABL Agent or the other ABL Secured Parties shall receive any Indenture Priority Collateral or proceeds thereof prior to Indenture Obligations Payment Date, the ABL Agent and the other ABL Secured Parties shall hold the same in trust for the benefit of, and shall immediately pay and deliver (with any necessary endorsement) the same to, the Indenture Agent for application to the Indenture Obligations.
     (d) Neither the ABL Agent nor any other ABL Secured Party, on the one hand, nor the Indenture Agent nor any other Indenture Secured Party, on the other hand, shall object to or contest, or support any other person in objecting to or contesting, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Collateral. Notwithstanding any failure by the ABL Agent or the Indenture Agent to perfect its security interests in the Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Agent or the Indenture Agent, the priority and rights as between the ABL Agent and the other ABL Secured Parties, on the one hand, and the Indenture Agent and the other Indenture Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein.

     (e) Promptly following the occurrence of the events described in clauses (a), (b) and (c) of the definition of “ABL Obligations Payment Date”, the ABL Agent shall deliver to the Indenture Agent the written notice specified in clause (d) of the definition of the “ABL Obligations Payment Date”, but the ABL Agent shall have no liability for any failure to so deliver such notice.
     (f) Promptly following the occurrence of the events specified in clause (a) of the definition of “Indenture Obligations Payment Date”, the Indenture Agent shall deliver to the ABL Agent the written notice specified in clause (b) of the definition of “Indenture Obligations Payment Date”, but the Indenture Agent shall have no liability for any failure to so deliver such notice.
     SECTION 3. Lien Priorities.
     3.1 Subordination of Liens. (a) Any and all Liens on the ABL Priority Collateral now existing or hereafter created or arising in favor of any Indenture Secured Party securing the Indenture Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens on the ABL Priority Collateral now existing or hereafter created or arising in favor of the ABL Secured Parties securing the ABL Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Indenture Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any ABL Document or Indenture Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any ABL Secured Party securing any of the ABL Obligations are (A) subordinated to any Lien securing any obligation of any Grantor other than the Indenture Obligations or (B) otherwise subordinated, voided, avoided, invalidated or lapsed.
     (b) Any and all Liens on the Indenture Priority Collateral now existing or hereafter created or arising in favor of any ABL Secured Party securing the ABL Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens on the Indenture Priority Collateral now existing or hereafter created or arising in favor of the Indenture Secured Parties securing the Indenture Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any ABL Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any Indenture Document or ABL Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any Indenture Secured Party securing any of the Indenture Obligations are (A) subordinated to any Lien securing any obligation of any Grantor other than the ABL Obligations or (B) otherwise subordinated, voided, avoided, invalidated or lapsed.

     3.2 Nature of ABL Obligations. The Indenture Agent, on behalf of itself and the other Indenture Secured Parties, acknowledges that all of the ABL Obligations represent debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced so long as the aggregate principal amount thereof does not exceed the maximum principal amount of Indebtedness that could then be incurred by the Company under the Existing ABL Agreement pursuant to clause (1) of the definition of the term “Permitted Debt” (as defined in the Existing Indenture as in effect on the date hereof), in each event without notice to or consent by the Indenture Secured Parties and without affecting the provisions hereof. The lien priorities provided in Section 3.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the Indenture Obligations or any portion thereof.
     3.3 Agreements Regarding Actions to Perfect Liens. Each of the ABL Agent and the Indenture Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the ABL Security Documents or the Indenture Collateral Documents, as applicable, such possession or control is also for the benefit of the Indenture Agent and the other Indenture Secured Parties or the ABL Agent and the other ABL Secured Parties, as applicable, solely to the extent required to perfect their security interest in such Common Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the ABL Agent or the Indenture Agent (or any third party acting on either such Person’s behalf) with respect to such Common Collateral or provide the Indenture Agent or any other Indenture Secured Party or the ABL Agent or any other ABL Secured Party, as applicable, with any rights with respect to such Common Collateral beyond those expressly specified in this Agreement, provided that (i) subsequent to the occurrence of the ABL Obligations Payment Date (if the Indenture Obligations Payment Date has not occurred), the ABL Agent shall (A) deliver to the Indenture Agent, at the Company’s sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Indenture Documents or (B) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs, and (ii) subsequent to the occurrence of the Indenture Obligations Payment Date (if the ABL Obligations Payment Date has not occurred), the Indenture Agent shall (A) deliver to the ABL Agent, at the Company’s sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the ABL Documents or (B) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs; and provided, further, that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the ABL Secured Parties and the Indenture Secured Parties and shall not impose on the ABL Secured Parties or the Indenture Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.
     3.4 No New Liens. (a) Until the ABL Obligations Payment Date has occurred, (i) no Grantor shall have any right to create any Lien (other than Liens on the Excluded Assets (as defined in the Existing ABL Security Document)) on any assets of any Grantor securing any Indenture Obligation if these same assets are not subject to, and do not become subject to, a Lien securing the ABL Obligations subject to the lien priorities set forth in Section 3.1 and (ii) if any Indenture Secured Party shall acquire or hold any Lien on any assets of any Grantor securing any Indenture Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the lien priorities set forth in Section 3.1, then the Indenture Agent will, without the need for any further consent of any other Indenture Secured Party and notwithstanding anything to the contrary in any other Indenture Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the lien priorities set forth in Section 3.1 and the other terms hereof), and the Grantors shall promptly notify the ABL Agent in writing of the existence of such Lien. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the ABL Secured Parties, the Indenture Agent and the other Indenture Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 3.4 shall be subject to Section 5.1.
     (b) Until the Indenture Obligations Payment Date has occurred, (i) no Grantor shall have any right to create any Lien (other than cash collateralization of any ABL Obligations consisting of letters of credit, bank guarantees or Hedging Obligations and Liens on the Excluded Assets (as defined in the Existing Indenture Security Document)), on any assets of any Grantor securing any ABL Obligation if these same assets are not subject to, and do not become subject to, a Lien securing the Indenture Obligations subject to the lien priorities set forth in Section 3.1 and (ii) if any ABL Secured Party shall acquire or hold any Lien on any assets of any Grantor securing any ABL Obligation which assets are not also subject to the Lien of the Indenture Agent under the Indenture Documents, subject to the lien priorities set forth in Section 3.1, then the ABL Agent will, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document, be deemed to also hold and have held such Lien for the benefit of the Indenture Agent as security for the Indenture Obligations (subject to the lien priorities set forth in Section 3.1 and the other terms hereof), and the Grantors shall promptly notify the Indenture Agent in writing of the existence of such Lien. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Indenture Secured Parties, the ABL Agent and the other ABL Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 3.4 shall be subject to Section 5.1.
     SECTION 4. Enforcement Rights.
     4.1 Exclusive Enforcement. (a) Until the ABL Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Grantor, subject to Sections 4.2 and 4.4, the ABL Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the ABL Priority Collateral, without any consultation with or consent of any Indenture Secured Party except as otherwise expressly provided for in this Agreement; provided that nothing contained herein shall be construed as preventing the Indenture Agent or any other Indenture Secured Party from taking any action which is reasonably necessary to (i) perfect the Indenture Liens upon the ABL

Priority Collateral (other than by possession or “control” (within the meaning of the Uniform Commercial Code)) or (ii) prove, preserve or protect (but not enforce) the Indenture Liens upon the ABL Priority Collateral, so long as such action would not, in any case, adversely affect any ABL Lien. Upon the occurrence and during the continuance of a default or an event of default under the ABL Documents, the ABL Agent and the other ABL Secured Parties may take and continue any Enforcement Action with respect to the ABL Obligations and the ABL Priority Collateral in such order and manner as they may determine in their sole discretion.
     (b) Until the Indenture Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Grantor, subject to Section 4.2 and 4.4, the Indenture Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Indenture Priority Collateral, without any consultation with or consent of any ABL Secured Party except as otherwise expressly provided for in this Agreement; provided that nothing contained herein shall be construed as preventing the ABL Agent or any other ABL Secured Party from taking any action which is reasonably necessary to (i) perfect the ABL Liens upon the Indenture Priority Collateral (other than by possession or “control” (within the meaning of the Uniform Commercial Code)) or (ii) prove, preserve or protect (but not enforce) the ABL Liens upon the Indenture Priority Collateral, so long as such action would not, in any case, adversely affect any Indenture Lien. Upon the occurrence and during the continuance of a default or an event of default under the Indenture Documents, the Indenture Agent and the other Indenture Secured Parties may take and continue any Enforcement Action with respect to the Indenture Obligations and the Indenture Priority Collateral in such order and manner as they may determine in their sole discretion.
     4.2 Standstill and Waivers. (a) The Indenture Agent, on behalf of itself and the other Indenture Secured Parties, agrees that, until the ABL Obligations Payment Date has occurred, the proviso set forth in Section 4.1(a), the proviso set forth in this Section 4.2(a) and the proviso set forth in Section 6.1(a):
     (i) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Indenture Obligation pari passu with or senior to, or to give any Indenture Secured Party any preference or priority relative to, the Liens on the ABL Priority Collateral securing the ABL Obligations;
     (ii) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral by any ABL Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) in respect of the ABL Priority Collateral by or on behalf of any ABL Secured Party;
     (iii) they have no right to (A) direct either the ABL Agent or any other ABL Secured Party to exercise any right, remedy or power with respect to the ABL Priority Collateral or pursuant to the ABL Security Documents in respect of the ABL Priority Collateral or (B) consent or object to the exercise by the ABL Agent or any other ABL Secured Party of any right, remedy or power with respect to the ABL Priority Collateral or pursuant to the ABL Security Documents in respect of the ABL Priority Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor in respect of the ABL Priority Collateral or otherwise, they hereby irrevocably waive such right);
     (iv) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no ABL Secured Party shall be liable for, any action taken or omitted to be taken by any ABL Secured Party with respect to the ABL Priority Collateral or pursuant to the ABL Documents in respect of the ABL Priority Collateral so long as such ABL Secured Party, in taking or omitting to take such action, has not breached or otherwise violated this Agreement;
     (v) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any Enforcement Action to enforce their interest in or realize upon, the ABL Priority Collateral; and
     (vi) they will not seek, and hereby waive any right, to have the ABL Priority Collateral or any part thereof marshaled upon any foreclosure or other disposition of the ABL Priority Collateral;
provided, that the Indenture Agent, on behalf of itself and the other Indenture Secured Parties, may exercise any right described in clause (v) above to enforce, collect or realize on the Indenture Priority Collateral so long as a period of 120 days has elapsed from the date that the Indenture Agent shall have given written notice to the ABL Agent of the occurrence of an Event of Default under and as defined in the Indenture Documents (the “Indenture Standstill Period”), provided, further, however, the Indenture Agent will not be entitled to exercise any rights or remedies with respect to ABL Priority Collateral if, notwithstanding the expiration of the Indenture Standstill Period, the ABL Agent or any other ABL Secured Party shall have commenced the good faith exercise of any of their rights or remedies with respect to all or any portion of the ABL Priority Collateral (prompt notice of such exercise to be given to the Indenture Agent) and is pursuing the exercise thereof.
     (b) The ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees that, until the Indenture Obligations Payment Date has occurred, subject to the proviso set forth in Section 4.1(b), the proviso set forth in this Section 4.2(b) and the proviso set forth in Section 6.1(b):
     (i) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any ABL Obligation pari passu with or senior to, or to give any ABL Secured Party any preference or priority relative to, the Liens on the Indenture Priority Collateral securing the Indenture Obligations;

     (ii) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Indenture Priority Collateral by any Indenture Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) in respect of the Indenture Priority Collateral by or on behalf of any Indenture Secured Party;
     (iii) they have no right to (A) direct either the Indenture Agent or any other Indenture Secured Party to exercise any right, remedy or power with respect to the Indenture Priority Collateral or pursuant to the Indenture Collateral Documents in respect of the Indenture Priority Collateral or (B) consent or object to the exercise by the Indenture Agent or any other Indenture Secured Party of any right, remedy or power with respect to the Indenture Priority Collateral or pursuant to the Indenture Collateral Documents in respect of the Indenture Priority Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor in respect of the Indenture Priority Collateral or otherwise, they hereby irrevocably waive such right);
     (iv) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Indenture Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no Indenture Secured Party shall be liable for, any action taken or omitted to be taken by any Indenture Secured Party with respect to the Indenture Priority Collateral or pursuant to the Indenture Documents in respect of the Indenture Priority Collateral so long as such Indenture Secured Party, in taking or omitting to take such action, has not breached or otherwise violated this Agreement;
     (v) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any Enforcement Action to enforce their interest in or realize upon, the Indenture Priority Collateral; and
     (vi) they will not seek, and hereby waive any right, to have the Indenture Priority Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Indenture Priority Collateral;
provided, that the ABL Agent, on behalf of itself and the other ABL Secured Parties, may exercise any right described in clause (v) above to enforce, collect or realize on the Indenture Priority Collateral so long as a period of 120 days has elapsed from the date that the ABL Agent shall have given written notice to the Indenture Agent of the occurrence of an Event of Default under and as defined in the ABL Documents (the “ABL Standstill Period”); provided, further, however, the ABL Agent will not be entitled to exercise any rights or remedies with respect to Indenture Priority Collateral if, notwithstanding the expiration of the ABL Standstill Period, the Indenture Agent or any other Indenture Secured Party shall have commenced the good faith exercise of any of their rights or remedies with respect to all or any portion of the ABL Priority

Collateral (prompt notice of such exercise to be given to the ABL Agent) and is pursuing the exercise thereof.
     (c) Notwithstanding anything to the contrary, the Indenture Agent, on behalf of itself and the other Indenture Secured Parties, agrees that, until the ABL Obligations Payment Date has occurred, the Indenture Agent will not foreclose upon or otherwise sell or dispose of all or substantially all of the Indenture Priority Collateral consisting of Equipment, machinery or other goods that are used in the ordinary course of business to complete or process Inventory constituting ABL Priority Collateral or institute any action or proceeding with respect thereto (including any action of foreclosure) for a period of 120 days commencing from the date that the ABL Agent received notice from the Indenture Agent of its intention to pursue an Enforcement Action against such Indenture Priority Collateral; provided, however, that this clause (c) shall not be construed to limit the right of the Indenture Agent to file a claim or statement of interest with respect to the Indenture Obligations, subject to the limitations contained in this Agreement, in any Insolvency Proceeding commenced by or against the Company or any other Grantor, (ii) take any action in order to preserve or protect its Lien on the Indenture Priority Collateral or (iii) prepare for, or commence marketing activities for, the foreclosure, sale or other disposition of the Indenture Priority Collateral.
     4.3 Judgment Creditors. In the event that any Indenture Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the ABL Liens and the ABL Obligations) to the same extent as all other Liens securing the Indenture Obligations are subject to the terms of this Agreement. In the event that any ABL Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Indenture Liens and the Indenture Obligations) to the same extent as all other Liens securing the ABL Obligations are subject to the terms of this Agreement.
     4.4 Sharing of Information and Access; License. (a) In the event that the ABL Agent shall, in the exercise of its rights under the ABL Documents or otherwise, become aware that it has received possession or control of any Records of any Grantor which contain information identifying or pertaining to the Indenture Priority Collateral, the ABL Agent shall promptly notify the Indenture Agent of such fact and, upon request from the Indenture Agent and as promptly as practicable thereafter, shall either make available to the Indenture Agent such Records for inspection and duplication or provide to the Indenture Agent copies thereof. In the event that the Indenture Agent shall, in the exercise of its rights under the Indenture Documents or otherwise, become aware that it has received possession or control of any Records of any Grantor which contain information identifying or pertaining to the ABL Priority Collateral, the Indenture Agent shall promptly notify the ABL Agent of such fact and, upon request from the ABL Agent and as promptly as practicable thereafter, shall either make available to the ABL Agent such Records for inspection and duplication or provide to the ABL Agent copies thereof.
     (b) The Indenture Agent, on behalf of the Indenture Secured Parties, hereby irrevocably grants the ABL Agent a non-exclusive worldwide license to or right to use, to the maximum extent permitted by applicable law and to the extent of the Indenture Agent’s interest therein, exercisable without payment of royalty or other compensation, any of the Intellectual Property now or hereafter owned by, licensed to, or otherwise used by the Debtor Parties in order for the ABL Agent and the other ABL Secured Parties to purchase, use, market, repossess, possess, store, assemble, manufacture, process, sell, transfer, distribute or otherwise dispose of any asset included in the ABL Priority Collateral in connection with the liquidation, disposition, foreclosure or realization upon the ABL Priority Collateral in accordance with the terms of the ABL Documents and this Agreement; provided that such license shall expire on the earlier of (i) 120 days from the date the ABL Agent shall obtain possession or physical control of substantially all of the Inventory, (ii) the ABL Obligations Payment Date and (iii) the date that the ABL Priority Collateral has been liquidated, disposed of, foreclosed on or realized upon (the “License Expiration Date”‘). Any of the Intellectual Property constituting Indenture Priority Collateral that is sold, transferred or otherwise disposed of (whether pursuant to an Enforcement Action or otherwise) prior to the License Expiration Date will be subject to the rights of the ABL Agent as set forth in this Section 4.4(b).
     (c) (A) If the Indenture Agent, or any agent or representative of the Indenture Agent, or any third party pursuant to any Enforcement Action undertaken by the Indenture Agent, or any receiver, shall obtain possession or physical control of any of the Real Estate Assets, the Indenture Agent or, if applicable, any such third party (at such address to be provided by the Indenture Agent in connection with the applicable Enforcement Action) shall promptly notify the ABL Agent of that fact and the ABL Agent shall, within ten business days thereafter (or such longer period of time, if any, as may be agreed upon by the Indenture Agent in its sole discretion), notify the Indenture Agent as to whether the ABL Agent desires to exercise access rights under this Agreement, at which time the parties shall confer in good faith to coordinate with respect to the ABL Agent’s exercise of such access rights. Access rights may apply to differing parcels of Real Estate Assets at differing times, in which case, a differing Access Period may apply to each such property.
     (B) Upon delivery of notice to the Indenture Agent as provided in paragraph (A) above of this Section 4.4(c), the Access Period shall commence for the subject parcel of Real Estate Assets. During the Access Period or for any period prior to an Access Period when the ABL Agent may have had access and/or use of any Indenture Priority Collateral (e.g. pursuant to access granted by a landlord of any Real Estate Asset), the ABL Agent and its agents, representatives and designees shall have a non-exclusive right to have access to, and a rent free right to use, the Indenture Priority Collateral for the purpose of arranging for and effecting the sale or disposition of the ABL Priority Collateral, including, without limitation, the production, completion, packaging, shipping and other preparation of such ABL Priority Collateral for sale or disposition. During any such Access Period (or period prior to an Access Period), the ABL Agent and its representatives (and persons employed on their behalf), and to operate, service, maintain, process and sell the ABL Priority Collateral, as well as to engage in bulk sales or other liquidations of ABL Priority Collateral. The ABL Agent shall repair and replace any damage (ordinary wear-and-tear excepted) caused by the ABL Agent or its agents, representatives or designees and the ABL Agent shall comply with all applicable laws in connection with its use or occupancy of the Indenture Priority Collateral. The ABL Agent and the other ABL Secured Parties shall indemnify and hold harmless the Indenture Agent and the other Indenture Secured Parties for any direct or actual damages arising from the injury or damage to Persons or property caused by the acts or omissions of Persons acting on their behalf or at their direction or Persons who are their invitees with respect to the right to assemble, inspect, operate, service, maintain, process, package, ship and sell the ABL Priority Collateral while located on the subject parcel of Real Estate Assets. The ABL Agent and the Indenture Agent shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of the Indenture Agent to commence foreclosure of the related mortgages or to show the Indenture Priority Collateral to prospective purchasers and to ready the Indenture Priority Collateral for sale or lease.
     (C) If the Indenture Agent shall foreclose or otherwise sell any of the Indenture Priority Collateral, the Indenture Agent will notify the buyer thereof of the existence of this Agreement and that the buyer is acquiring such Indenture Priority Collateral subject to the terms of this Agreement.
     (D) The Debtor Parties hereby agree with the Indenture Agent and the ABL Agent that the ABL Agent shall have access, during the Access Period, as described herein and each such Grantor that owns any of the Real Estate Assets grants a non-exclusive easement in gross over its property to permit the uses by the ABL Agent contemplated by this Section 4.4(c). The Indenture Agent consents to such easement and to the recordation of a collateral access easement agreement at the election of the ABL Agent, in form and substance reasonably acceptable to the Indenture Agent, in the relevant real estate records with respect to each parcel of real property that is now or hereafter subject to a mortgage in favor of the Indenture Agent.
     4.5 No Additional Rights For the Debtor Parties Hereunder. If any ABL Secured Party or Indenture Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Grantor shall be entitled to use such violation as a defense to any action by any ABL Secured Party or Indenture Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Indenture Secured Party.
     4.6 Actions Upon Breach. (a) Should any Indenture Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the ABL Priority Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any ABL Secured Party (in its own name or in the name of the relevant Grantor) may obtain relief against such Indenture Secured Party, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Indenture Agent on behalf of each Indenture Secured Party that (i) the ABL Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Indenture Secured Party waives any defense that the Debtor Parties and/or the ABL Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.
     (b) Should any ABL Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Indenture Priority Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Indenture Secured Party (in its own name or in the name of the relevant Grantor) may obtain relief against such

ABL Secured Party, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the ABL Agent, on behalf of each ABL Secured Party, that (i) the Indenture Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each ABL Secured Party waives any defense that the Debtor Parties and/or the Indenture Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.
     SECTION 5. Application of Proceeds; Dispositions and Releases; Inspection and Insurance.
     5.1 Application of Proceeds; Turnover Provisions. (a) All proceeds of ABL Priority Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of ABL Priority Collateral in connection with or resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first to the ABL Agent for application to the ABL Obligations in accordance with the terms of the ABL Documents, until the ABL Obligations Payment Date has occurred; second to the Indenture Agent for application to the Indenture Obligations in accordance with the terms of the Indenture Documents, until the Indenture Obligations Payment Date has occurred; and thereafter, to the applicable Grantor, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds. Until the occurrence of the ABL Obligations Payment Date, any ABL Priority Collateral, including without limitation any such ABL Priority Collateral constituting proceeds, that may be received by any Indenture Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the ABL Agent, for the benefit of the ABL Secured Parties, in the same form as received, with any necessary endorsements, and each Indenture Secured Party hereby authorizes the ABL Agent to make any such endorsements as agent for the Indenture Agent (which authorization, being coupled with an interest, is irrevocable).
     (b) All proceeds of Indenture Priority Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Indenture Priority Collateral in connection with or resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first to the Indenture Agent for application to the Indenture Obligations in accordance with the terms of the Indenture Documents, until the Indenture Obligations Payment Date has occurred; second to the ABL Agent for application to the ABL Obligations in accordance with the terms of the ABL Documents, until the ABL Obligations Payment Date has occurred; and thereafter, to the applicable Grantor, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds. Until the occurrence of the Indenture Obligations Payment Date, any Indenture Priority Collateral, including without limitation any such Indenture Priority Collateral constituting proceeds, that may be received by any ABL Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the Indenture Agent, for the benefit of the Indenture Secured Parties, in the same form as received, with any necessary endorsements, and each ABL Secured Party hereby authorizes the Indenture Agent to make any such endorsements as agent for the ABL Agent (which authorization, being coupled with an interest, is irrevocable).

     5.2 Releases of Liens. (a) (i) Upon any release, sale or disposition of ABL Priority Collateral permitted pursuant to the terms of the ABL Documents that results in the release of the ABL Lien (other than release of the ABL Lien due to the occurrence of the ABL Obligations Payment Date) on any ABL Priority Collateral, the Indenture Lien on such ABL Priority Collateral (excluding any portion of the proceeds of such ABL Priority Collateral remaining after the ABL Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as such release, sale or disposition of ABL Priority Collateral is permitted pursuant to the terms of the Indenture Documents.
     (ii) Upon any release, sale or disposition of ABL Priority Collateral that results in the release of the ABL Lien (other than release of the ABL Lien due to the occurrence of the ABL Obligations Payment Date) on any ABL Priority Collateral pursuant to any Enforcement Action, the Indenture Lien on such ABL Priority Collateral (excluding any portion of the proceeds of such ABL Priority Collateral remaining after the ABL Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as the proceeds of such ABL Priority Collateral are applied in accordance with Section 5.1(a) (with, in the case of ABL Obligations consisting of debt of a revolving nature, a corresponding permanent reduction in the commitments thereto).
     (iii) The Indenture Agent, at the expense of the Grantors and without any consent of the Indenture Secured Parties, shall promptly execute and deliver such release documents and instruments and shall take such further actions as the ABL Agent shall reasonably request to evidence any release of the Indenture Lien described herein. The Indenture Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Indenture Agent and in the name of the Indenture Agent or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this Section 5.2(a), to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 5.2(a), including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).
     (b) (i) Upon any release, sale or disposition of Indenture Priority Collateral permitted pursuant to the terms of the Indenture Documents that results in the release of the Indenture Lien (other than release of the Indenture Lien due to the occurrence of the Indenture Obligations Payment Date) on any Indenture Priority Collateral, the ABL Lien on such Indenture Priority Collateral (excluding any portion of the proceeds of such Indenture Priority Collateral remaining after the Indenture Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as such release, sale or disposition of Indenture Priority Collateral is permitted pursuant to the terms of the ABL Documents.

     (ii) Upon any release, sale or disposition of Indenture Priority Collateral that results in the release of the Indenture Lien (other than release of the Indenture Lien due to the occurrence of the Indenture Obligations Payment Date) on any Indenture Priority Collateral pursuant to any Enforcement Action, the ABL Lien on such Indenture Priority Collateral (excluding any portion of the proceeds of such Indenture Priority Collateral remaining after the Indenture Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as the proceeds of such Indenture Priority Collateral are applied in accordance with Section 5.1(b).
     (iii) The ABL Agent, at the expense of the Grantors and without any consent of the ABL Secured Parties, shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Indenture Agent shall reasonably request to evidence any release of the ABL Lien described herein. The ABL Agent hereby appoints the Indenture Agent and any officer or duly authorized person of the Indenture Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of the ABL Agent or in the Indenture Agent’s own name, from time to time, in the Indenture Agent’s sole discretion, for the purposes of carrying out the terms of this Section 5.2(b), to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 5.2(b), including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).
     5.3 Certain Real Property Notices; Inspection Rights and Insurance. (a) Subject to, and to the extent specifically provided in, the Indenture Documents, any Indenture Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Indenture Priority Collateral, and the Indenture Agent may advertise and conduct public auctions or private sales of the Indenture Priority Collateral, in each case without notice to, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party except as otherwise provided in Sections 4.2 and 4.4. Subject to the ABL Documents, any ABL Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the ABL Priority Collateral, and the ABL Agent may advertise and conduct public auctions or private sales of the ABL Priority Collateral, in each case without notice to, the involvement of or interference by any Indenture Secured Party or liability to any Indenture Secured Party, except as otherwise provided in Sections 4.2 and 4.4.
     (b) Proceeds of Common Collateral include insurance proceeds, and therefore the lien priorities set forth in Section 3.1 shall govern the ultimate disposition of casualty insurance proceeds. Until the ABL Obligations Payment Date has occurred, the ABL Agent will have the sole and exclusive right, to the extent provided in the ABL Agreement, (i) to adjust or settle any insurance policy or claim covering the ABL Priority Collateral in the event of any loss thereunder and (ii) to approve any award granted in any condemnation or similar proceeding affecting the ABL Priority Collateral. Each of the ABL Agent and the Indenture Agent shall be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor with respect to the ABL Priority Collateral (provided that such policy shall provide that the ABL Agent and the Indenture Agent shall be so named as their interests may appear). Until the Indenture Obligations Payment Date has occurred, the Indenture Agent will have the sole and exclusive right, to the extent provided in the Indenture, (i) to adjust or settle any insurance policy or claim covering the Indenture Priority Collateral in the event of any loss thereunder and (ii) to approve any award granted in any condemnation or similar proceeding affecting the Indenture Priority Collateral. Each of the Indenture Agent and the ABL Agent shall be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor with respect to the Indenture Priority Collateral (provided that such policy shall provide that the Indenture Agent and the ABL Agent shall be so named as their interests may appear).
     (c) Notwithstanding anything to the contrary in the ABL Agreement or the Indenture, the parties hereby agree that in the event that a Recovery Event occurs and the Company is required as a result to prepay or offer to prepay the ABL Obligations or the Indenture Obligations, then such prepayments shall be made (a) in the case of a Recovery Event involving ABL Priority Collateral, first to the ABL Obligations and then to the Indenture Obligations as provided in Section 5.1 and (b) in the case of a Recovery Event involving Indenture Priority Collateral, first to the Indenture Obligations and then to the ABL Obligations as provided in Section 5.1.
     SECTION 6. Insolvency Proceedings.
     6.1 Filing of Motions. (a) Until the ABL Obligations Payment Date has occurred, the Indenture Agent agrees on behalf of itself and the other Indenture Secured Parties that no Indenture Secured Party shall, in or in connection with any Insolvency Proceeding, take any action with respect to the ABL Priority Collateral or the validity or enforceability of any of the ABL Documents or any of the ABL Obligations thereunder, including by filing any pleadings or motions or taking any position at any hearing or proceeding of any nature, that in each case (i) violates, or is prohibited by, this Section 6 (or, in the absence of an Insolvency Proceeding, otherwise would violate or be prohibited by this Agreement), (ii) asserts any right, benefit or privilege that arises in favor of the Indenture Agent or Indenture Secured Parties, in whole or in part, as a result of their interest in the ABL Priority Collateral or in the Indenture Lien on the ABL Priority Collateral (unless the assertion of such right is expressly permitted by this Agreement) or (iii) relates in any way to the determination of any Liens or claims held by the ABL Agent (including the validity and enforceability thereof) or any other ABL Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Indenture Agent may (A) file a proof of claim in an Insolvency Proceeding and (B) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of the claims of the Indenture Secured Parties on the ABL Priority Collateral, in each case subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Indenture Agent imposed hereby.
     (b) Until the Indenture Obligations Payment Date has occurred, the ABL Agent agrees, on behalf of itself and the other ABL Secured Parties, that no ABL Secured Party shall, in or in connection with any Insolvency Proceeding, take any action with respect to the Indenture Priority Collateral or the validity or enforceability of any of the Indenture Documents or any of the Indenture Obligations thereunder, including by filing any pleadings or motions or taking any position at any hearing or proceeding of any nature, that in each case (i) violates, or is prohibited by, this Section 6 (or, in the absence of an Insolvency Proceeding, otherwise would violate or be prohibited by this Agreement), (ii) asserts any right, benefit or privilege that arises in favor of the ABL Agent or the other ABL Secured Parties, in whole or in part, as a result of their interest in the Indenture Priority Collateral or in any ABL Lien on the Indenture Priority Collateral (unless the assertion of such right is expressly permitted by this Agreement) or (iii) relates in any way to the determination of any Liens or claims held by the Indenture Agent (including the validity and enforceability thereof) or any other Indenture Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the ABL Agent may (A) file a proof of claim in an Insolvency Proceeding and (B) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties on the Indenture Priority Collateral, in each case subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the ABL Agent imposed hereby.
     6.2 Financing Matters. If the Company or any other Grantor shall be subject to any Insolvency Proceeding and the ABL Agent shall desire to permit the use of cash collateral or to permit the Company or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law (the “ABL DIP Financing”) in an aggregate principal amount that when taken together with the principal amount of ABL Obligations under the Existing ABL Agreement does not exceed the maximum principal amount of Indebtedness that could then be incurred by the Company under the Existing ABL Agreement (as in effect on the date hereof) pursuant to clauses (1) and (16) of the definition of the term “Permitted Debt” (as defined in the Existing Indenture as in effect on the date hereof) and, in any event, which is not to be secured by any of the Indenture Priority Collateral other than liens that are subordinated or pari passu with the liens on the ABL Secured Parties in the Indenture Priority Collateral, then the Indenture Agent, on behalf of itself and the other Indenture Secured Parties, agrees that it (x) will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.4 or relating to Indenture Priority Collateral) and (y) will subordinate its Liens in the Common Collateral (other than the Indenture Priority Collateral) to such DIP Financing (and all Obligations relating thereto) on the same basis as the Liens on the ABL Priority Collateral that secures the Indenture Obligations are subordinated to the Liens thereon that secures that ABL Obligations under this Agreement, and agrees that notice received two calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.
     6.3 Relief From the Automatic Stay. Until the ABL Obligations Payment Date, the Indenture Agent agrees, on behalf of itself and the other Indenture Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any ABL Priority Collateral, without the prior written consent of the ABL Agent. Until the Indenture Obligations Payment Date, the ABL Agent agrees, on behalf of itself and the other ABL Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency

Proceeding or take any action in derogation thereof, in each case in respect of any Indenture Priority Collateral, without the prior written consent of the Indenture Agent.
     6.4 Adequate Protection. (a) The Indenture Agent, on behalf of itself and the other Indenture Secured Parties, agrees that, prior to the ABL Obligations Payment Date, so long as the ABL Agent and the other ABL Secured Parties comply with Section 6.4(b), none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the ABL Agent or the other ABL Secured Parties for adequate protection of its interest in the Common Collateral or any adequate protection provided to the ABL Agent or the other ABL Secured Parties or (ii) any objection by the ABL Agent or any other ABL Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Common Collateral or (iii) the payment of interest, fees, expenses or other amounts to the ABL Agent or any other ABL Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise; provided that any action described in the foregoing clauses (i) and (ii) does not violate Section 6.2 hereof. The Indenture Agent, on behalf of itself and the other Indenture Secured Parties, further agrees that, prior to the ABL Obligations Payment Date, none of them shall assert or enforce any claim under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the ABL Liens for costs or expenses of preserving or disposing of any ABL Priority Collateral. Subject to all other provisions of this Agreement, in any Insolvency Proceeding, if the ABL Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral that constitutes ABL Priority Collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any ABL DIP Financing or use of cash collateral, and the ABL Secured Parties do not object to the adequate protection being provided to them, then in connection with any such ABL DIP Financing or use of cash collateral the Indenture Agent, on behalf of itself and any of the other Indenture Secured Parties, may, as adequate protection of their interests in the ABL Priority Collateral, seek or accept (and the ABL Agent and the other ABL Secured Parties shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the ABL Obligations and such ABL DIP Financing on the same basis as the other Indenture Liens on the ABL Priority Collateral are so subordinated to the ABL Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the ABL Secured Parties, provided, however, that the Indenture Agent shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the other Indenture Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims. Except as provided above, the Indenture Agent, for itself and the other Indenture Secured Parties, shall not seek adequate protection of its interests in the ABL Priority Collateral other than a replacement Lien on additional collateral; provided, that such Lien shall be subordinated to the Liens (including replacement and additional liens granted as adequate protection of the interests of the ABL Secured Parties in the ABL Priority Collateral) securing the ABL Obligations and the ABL DIP Financing on the same basis as the other Indenture Liens on the ABL Priority Collateral are so subordinated under this Agreement.
     (b) The ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees that, prior to the Indenture Obligations Payment Date, so long as the Indenture Agent and the other Indenture Secured Parties comply with Section 6.4(a), none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the Indenture Agent or the other Indenture Secured Parties for adequate protection of its interest in the Common Collateral or any adequate protection provided to the Indenture Agent or the other Indenture Secured Parties or (ii) any objection by the Indenture Agent or any other Indenture Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Common Collateral or (iii) the payment of interest, fees, expenses or other amounts to the Indenture Agent or any other Indenture Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise; provided that any action described in the foregoing clauses (i) and (ii) does not violate Section 6.2 hereof. The ABL Agent, on behalf of itself and the other ABL Secured Parties, further agrees that, prior to the Indenture Obligations Payment Date, none of them shall assert or enforce any claim under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the Indenture Liens for costs or expenses of preserving or disposing of any Indenture Priority Collateral.
     6.5 Avoidance Issues. (a) If any ABL Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Grantor any amount (a “Recovery”), because such Recovery was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the ABL Obligations shall be reinstated to the extent of such Recovery and, for the purposes of this Agreement (and, as applicable, the ABL Documents and the Indenture Documents), deemed to be outstanding as if such payment had not occurred and the ABL Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Indenture Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.
     (b) If any Indenture Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Grantor any Recovery, because such Recovery was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Indenture Obligations shall be reinstated to the extent of such Recovery and, for the purposes of this Agreement (and, as applicable, the ABL Documents and the Indenture Documents), deemed to be outstanding as if such payment had not occurred and the Indenture Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The ABL Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.
     6.6 Asset Dispositions in an Insolvency Proceeding. (a) Neither the Indenture Agent nor any other Indenture Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any ABL Priority Collateral that is supported by the ABL Secured Parties, and the Indenture Agent and each other Indenture Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise, including any other similar Bankruptcy Law) to any such sale of ABL Priority Collateral supported by the ABL Secured Parties and to have released their Liens on such ABL Priority Collateral; provided that (i) ABL Liens and Indenture Liens will attach to the proceeds of any such sale or disposition with the same lien priorities set forth in Section 3.1 and 6.2 (ii) the motion does not seek to preclude or otherwise impair Credit Bid Rights in respect of any such sale or disposition in favor of the Indenture Agent and the other Indenture Secured Parties.
     (b) Neither the ABL Agent nor any other ABL Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any Indenture Priority Collateral that is supported by the Indenture Secured Parties, and the ABL Agent and each other ABL Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise, including any other similar Bankruptcy Law) to any such sale of Indenture Priority Collateral supported by the Indenture Secured Parties and to have released their Liens on such Indenture Priority Collateral; provided that (i) Indenture Liens and ABL Liens will attach to the proceeds of any such sale or disposition with the same lien priorities set forth in Section 3.1 and 6.2, (ii) the motion does not seek to preclude or otherwise impair Credit Bid Rights in respect of any such sale or disposition in favor of the ABL Agent and the other ABL Secured Parties and (iii) any of the Intellectual Property constituting Indenture Priority Collateral that is sold, transferred or otherwise disposed of (pursuant to an Enforcement Action) prior to the ABL Obligations Payment Date will be subject to the rights of the ABL Agent as set forth in Section 4.4.
     6.7 Separate Grants of Security and Separate Classification. Each Indenture Secured Party and each ABL Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the ABL Security Documents and the Indenture Collateral Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Common Collateral, the Indenture Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and Indenture Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Indenture Secured Parties and the ABL Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Debtor Parties in respect of the Common Collateral with the effect being that (i) to the extent that the aggregate value of the ABL Priority Collateral is sufficient (for this purpose ignoring all claims held by the Indenture Secured Parties), the ABL Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the ABL Priority Collateral before any distribution is made in respect of the claims held by the Indenture Secured Parties and (ii) to the extent that the aggregate value of the Indenture Priority Collateral is sufficient (for this purpose ignoring all claims held by the ABL Secured Parties), the Indenture Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the Indenture Priority Collateral before any distribution is made in respect of the claims held by the ABL Secured Parties, with the Indenture Secured Parties and the ABL Secured Parties hereby acknowledging and agreeing to turn over to the ABL Secured Parties and the Indenture Secured Parties, respectively, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of such Secured Parties.
     6.8 Other Matters. (a) To the extent that the Indenture Agent or any Indenture Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the ABL Priority Collateral, the Indenture Agent agrees, on behalf of itself and the other Indenture Secured Parties not to assert any of such rights without the prior written consent of the ABL Agent; provided that if requested by the ABL Agent, the Indenture Agent shall timely exercise such rights in the manner requested by the ABL Agent, including any rights to payments in respect of such rights and any rights of a secured party to object to actions of the Grantors under Section 363 or Section 364 of the Bankruptcy Code, or, subject to Section 6.4, to otherwise seek adequate protection in any Insolvency with respect to the ABL Priority Collateral.
     (b) To the extent that the ABL Agent or any other ABL Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Indenture Priority Collateral, the ABL Agent agrees, on behalf of itself and the other ABL Secured Parties not to assert any of such rights without the prior written consent of the Indenture Agent; provided that if requested by the Indenture Agent, the ABL Agent shall timely exercise such rights in the manner requested by the Indenture Agent, including any rights to payments in respect of such rights and any rights of a secured party to object to actions of the Grantors under Section 363 or Section 364 of the Bankruptcy Code, or, subject to Section 6.4, to otherwise seek adequate protection in any Insolvency with respect to the Indenture Priority Collateral.
     6.9 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be applicable both before and after the filing of any petition by or against any of the Debtor Parties under the Bankruptcy Code or comparable foreign laws and all converted or succeeding cases in respect thereof, and all references herein to any Grantor shall be deemed to apply to the trustee for such Grantor and such Grantor as a debtor-in-possession. The relative rights of (a) the ABL Agent and the other ABL Secured Parties and (b) the Indenture Agent and the other Indenture Secured Parties in or to any distributions from or in respect of any Common Collateral or proceeds of Common Collateral, shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor as a debtor-in-possession. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any ABL Priority Collateral of the reorganized debtor are distributed both on account of ABL Obligations and on account of Indenture Obligations, then, to the extent such debt obligations are secured by Liens upon any ABL Priority Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to any plan effected pursuant to an Insolvency Proceeding and will apply with like effect to the Liens securing such debt obligations. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any Indenture Priority Collateral of the reorganized debtor are distributed both on account of Indenture Obligations and on account of ABL Obligations, then, to the extent such debt obligations are secured by Liens upon any Indenture Priority Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to any plan effected pursuant to an Insolvency Proceeding and will apply with like effect to the Liens securing such debt obligations.
     6.10 Reorganization Securities. If, in any Insolvency Proceeding, debt obligations of any reorganized Grantor secured by Lien upon any property of such reorganized Grantor are distributed pursuant to a plan of reorganization on account of the ABL Obligations and the Indenture Obligations, then, to the extent such debt obligations are secured by Liens upon Collateral, the provisions of this Agreement will survive the distribution of such debt obligations and will apply with like effect to the Liens securing such debt obligations (i.e., Liens upon ABL Priority Collateral securing such Indenture Obligations as reorganizations as reorganization securities will be subordinated on the same basis as the other Indenture Liens on the ABL Priority Collateral are so subordinated under this Agreement.
     SECTION 7. Indenture Documents and ABL Documents. [Intentionally Omitted]
     SECTION 8. Reliance; Waivers; etc.
     8.1 Reliance. The ABL Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Indenture Agent, on behalf of itself and the other Indenture Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the ABL Agent and the other ABL Secured Parties. The Indenture Documents are deemed to have been executed and delivered, and all Notes issued thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The ABL Agent, on behalf of itself and the other ABL Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the Indenture Agent and the other Indenture Secured Parties.
     8.2 No Warranties or Liability. The Indenture Agent and the ABL Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any other ABL Document or any Indenture Document.
     8.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Debtor Party with the terms and conditions of any of the ABL Documents or the Indenture Documents.

     SECTION 9. Obligations Unconditional.
     9.1 ABL Obligations Unconditional. All rights and interests of the ABL Secured Parties hereunder, and all agreements and obligations of the Indenture Secured Parties (and, to the extent applicable, the Debtor Parties) hereunder, shall remain in full force and effect irrespective of:
     (a) any lack of validity or enforceability of any ABL Document;
     (b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;
     (c) prior to the ABL Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the ABL Obligations or any guarantee or guaranty thereof; or
     (d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the ABL Obligations, or of the Indenture Agent, or any Grantor, to the extent applicable, in respect of this Agreement, other than a defense of performance or payment in full of the ABL Obligations.
     9.2 Indenture Obligations Unconditional. All rights and interests of the Indenture Secured Parties hereunder, and all agreements and obligations of the ABL Secured Parties (and, to the extent applicable, the Debtor Parties) hereunder, shall remain in full force and effect irrespective of:
     (a) any lack of validity or enforceability of any Indenture Document;
     (b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Indenture Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Indenture Document;
     (c) prior to the Indenture Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Indenture Obligations or any guarantee or guaranty thereof; or
     (d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Indenture Obligations or of the ABL Agent, or any Grantor, to the extent applicable, in respect of this Agreement, other than a defense of performance or payment in full of the Indenture Obligations.

     SECTION 10. Indenture Secured Parties’ Purchase Option
     (a) Upon the occurrence and during the continuance of (i) an acceleration of the ABL Obligations under the ABL Agreement, or (ii) a foreclosure of any Common Collateral (or the commencement of any legal proceedings against any Grantor or with respect to any Common Collateral to facilitate the foregoing) by the ABL Agent, any or all of the Holders, acting as a single purchaser group (the “Purchasing Holders”), shall have the option at any time upon five business days prior written notice (each such notice, a “Purchase Notice”) to the Indenture Agent and the ABL Agent to purchase all (but not less than all) of the ABL Obligations from the ABL Secured Parties; provided, that the ABL Secured Parties shall not sell or transfer any rights they may have with respect to indemnification obligations of any Debtor Party under the ABL Documents that by their terms survive the termination of the ABL Documents. Such Purchase Notice to the ABL Agent shall be irrevocable.
     (b) On the date specified by the Purchasing Holders in such Purchase Notice (which shall not be less than five business days, nor more than ten business days, after the receipt by the ABL Agent of the Purchase Notice from the Purchasing Holders of the election by the Purchasing Holders to exercise such option), the ABL Secured Parties shall sell to the Purchasing Holders , and the Purchasing Holders shall purchase from the ABL Secured Parties, all (and not less than all) of the ABL Obligations. The ABL Agent hereby represents and warrants that, as of the date hereof, no approval of any court or other regulatory or governmental authority is required for such sale.
     (c) Upon the date of such purchase and sale, the Purchasing Holders shall (i) pay to the ABL Agent as the purchase price therefore (the “Purchase Price”) the full amount of the ABL Obligations then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorney’s fees and legal expenses but excluding any early termination fee or prepayment fee), (ii) furnish cash collateral to the ABL Agent in such amounts as the ABL Agent determines is reasonably necessary to secure the ABL Secured Parties in connection with any issued and outstanding letters of credit provided by any ABL Secured Party under the ABL Agreement to any Debtor Party (but not in any event in an amount greater than 105% of the aggregate undrawn face amount of such letters of credit), (iii) agree to reimburse the ABL Secured Parties for any loss, cost, damage or expense (including reasonable attorney’s fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the ABL Obligations, and/or as to which the ABL Secured Parties have not yet received final payment, (iv) furnish cash collateral to the ABL Agent in such amounts as the ABL Agent determines is reasonably necessary to secure the ABL Secured Parties in connection with any Hedging Obligations and Cash Management Obligations (but not in any event in an amount greater than 105% of the aggregate amount of such Hedging Obligations and Cash Management Obligations), and (v) agree to pay to the ABL Secured Parties any early termination fee or prepayment fee payable in connection with the ABL Documents within three business days of the receipt of the same by the Purchasing Holders, after the payment in full in cash to the Purchasing Holders of the Indenture Obligations and the ABL Obligations purchased by the Purchasing Holders pursuant to this Section 10, including principal, interest and fees thereon and costs and expenses of collection thereof (including reasonable attorney’s fees and legal expenses, but excluding any early termination fee (whether owing under the ABL

Documents or the Indenture Documents) or prepayment fee (whether owing under the ABL Documents or the Indenture Documents)), provided, that (x) the notice of termination is received by the Purchasing Holders or (y) the effective date of termination occurs, within 90 days after the effective date of the purchase of the ABL Obligations by the Purchasing Holders . Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the ABL Agent, as the ABL Agent may designate in writing to the Purchasing Holders for such purpose. Interest shall be calculated to but excluding the business day on which such purchase and sale shall occur if the amounts so paid by the Purchasing Holders to the bank account designated by the ABL Agent are received in such bank account no later than 1:00 p.m., New York City time and interest shall be calculated to and including such business day if the amounts so paid to the bank account designated by the ABL Agent are received in such bank account later than 1:00 p.m., New York City time.
     (d) Such purchase shall be expressly made without representation or warranty of any kind by the ABL Secured Parties as to the ABL Obligations or otherwise and without recourse to the ABL Secured Parties, except that the ABL Secured Parties shall represent and warrant: (i) the amount quoted by the ABL Agent as the amount of the ABL Obligations represents the amount shown as due with respect to the claims transferred as reflected on its books and records, (ii) that the ABL Secured Parties will transfer the ABL Obligations to the Purchasing Holders free and clear of any Liens or encumbrances and (iii) the ABL Secured Parties have the right to assign the ABL Obligations and the assignment is duly authorized.
     (e) In the event that the Purchasing Holders exercise and consummate the purchase option set forth in this Section 10, the ABL Agent shall have the right, but not the obligation, to immediately resign under the ABL Agreement.
     SECTION 11. Miscellaneous.
     11.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Indenture Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the parties hereto acknowledge that the terms of this Agreement are not intended to, and shall not, negate any rights granted to the Debtor Parties in the ABL Documents and the Indenture Documents or impose any obligations on the Debtor Parties other than as expressly set forth herein. For the avoidance of doubt, to the extent any provision of any ABL Document or any Indenture Document shall conflict with any provision of this Agreement, no Debtor Party shall be deemed to have breached or otherwise violated any such ABL Document or any such Indenture Document by virtue of compliance with the provisions of this Agreement.
     11.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the earlier to occur of the ABL Obligations Payment Date and the Indenture Obligations Payment Date. This is a continuing agreement and the ABL Secured Parties and the Indenture Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, Company or any other Debtor Party on the faith hereof.

     11.3 Amendments; Waivers. (a) No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the ABL Agent and the Indenture Agent, and, in the case of amendments or modifications of Sections 4.5, 4.6, 5.1, 5.2, 5.3, 7 and 11 (other than 11.4) that directly affect the rights or duties of any Grantor, such Grantor.
     (b) It is understood that the ABL Agent and the Indenture Agent may in their discretion determine that a supplemental agreement (which make take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Debtor Parties become ABL Obligations or Indenture Obligations, as the case may be, under this Agreement, which supplemental agreement shall specify whether such Additional Debt constitutes ABL Obligations or Indenture Obligations, provided, that such Additional Debt is permitted to be incurred by the ABL Agreement and Indenture then existing, and is permitted by said Agreements to be subject to the provisions of this Agreement as ABL Obligations or Indenture Obligations, as applicable.
     11.4 Information Concerning Financial Condition of the Company and the other Debtor Parties. The Indenture Agent and the ABL Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding the financial condition of the Company and each of the other Debtor Parties or any circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Indenture Obligations. In the event the Indenture Agent or the ABL Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.
     11.5 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.
     11.6 Submission to Jurisdiction; Waivers. (a) Each ABL Secured Party, each Indenture Secured Party and each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the any ABL Secured Party or Indenture Secured Party may otherwise have to bring any action or proceeding against any Grantor or its properties in the courts of any jurisdiction.

     (b) Each ABL Secured Party, each Indenture Secured Party and each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     (d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.
     11.7 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three business days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
     11.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the ABL Secured Parties and Indenture Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral.
     11.9 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     11.10 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     11.11 Other Remedies. For avoidance of doubt, it is understood that nothing in this Agreement shall prevent any ABL Secured Party or any Indenture Secured Party from exercising any available remedy to accelerate the maturity of any indebtedness or other obligations owing under the ABL Documents or the Indenture Documents, as applicable, or to demand payment under any guarantee in respect thereof.

     11.12 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.
     11.13 Additional Debtor Parties. Each Person that becomes both (x) a Grantor under, and as defined in, the ABL Security Documents, and (y) a Grantor under, and as defined in, the Indenture Collateral Documents, in each case, after the date hereof shall become a party to this Agreement as a “Grantor” hereunder upon execution and delivery by such Person of a Supplement (the “Supplement”) in the form of Annex 1 to this Agreement. In addition, pursuant to Section 9.01 of the Indenture, the execution and delivery of the Supplement by the Collateral Agent shall not require the consent of any Indenture Secured Party.
     11.14 Further Rights. In connection with its execution and acting hereunder, the Indenture Agent is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to it as Collateral Agent under the Indenture, all of which are incorporated by reference herein, mutatis mutandis. In connection with its execution and acting hereunder, the ABL Agent is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to it as Agent under the ABL Agreement, all of which are incorporated by reference herein, mutatis mutandis.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HARRIS N.A., as ABL Agent for and on behalf of the ABL Secured Parties

By:
Name:
Title:

WILMINGTON TRUST FSB, solely in its capacity as Indenture Agent for and on behalf of the Indenture Secured Parties

By:

Name:
Title:

CPM HOLDINGS, INC.
By:
Name:
Title:

CPM ACQUISITION CORP.
By:
Name:
Title:

CROWN ACQUISITION CORP.
By:
Name:
Title:

CPM WOLVERINE PROCTOR, LLC
By:
Name:
Title:

CROWN IRON WORKS COMPANY
By:
Name:
Title:

CROWN BIOFUELS, LLC
By:
Name:
Title:

CPM SA, LLC
By:
Name:
Title:

ANNEX 1
SUPPLEMENT
     Supplement (this “Supplement”), dated as of ________________, _____, to the Intercreditor Agreement, dated as of November 20, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by each of the grantors listed on the signature pages thereto and those additional entities that thereafter become Grantors, HARRIS N.A., as the ABL Agent, and WILMINGTON TRUST FSB, as the Indenture Agent
WITNESSETH:
     WHEREAS, CPM Holdings, Inc., a Delaware corporation (the “Company”) has issued and sold 10 5/8% Senior Secured Notes due 2014 in the aggregate principal amount of $200,000,000 (the “Initial Notes” and, together with all notes given in replacement or exchange therefor, the “Notes”) to the initial purchasers as set forth in the Purchase Agreement, dated as of August 11, 2009, by and among the Company, each of the other Grantors and Jefferies & Company, Inc., as representative of the initial purchasers named therein;
     WHEREAS, the Company, the other Grantors and Wilmington Trust FSB, as trustee (the “Trustee”) and Collateral Agent, have entered into that certain Indenture, dated as of August 18, 2009 (as the same may from time to time be amended, modified, supplemented or restated, the “Indenture”), in connection with the Notes;
     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement;
     WHEREAS, pursuant to Section 11.13 of the Intercreditor Agreement, each person that becomes a Grantor must execute and deliver to the ABL Agent and the Indenture Agent the Intercreditor Agreement, and the execution of the Intercreditor Agreement by the undersigned new Grantor or Grantors (collectively, the “New Grantors”) may be accomplished by the execution of this Supplement;
     NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Grantor hereby agrees as follows:
     1. In accordance with Section 11.13 of the Intercreditor Agreement, each New Grantor, by its signature below, becomes a “Grantor” under the Intercreditor Agreement with the same force and effect as if originally named therein as a “Grantor” and each New Grantor hereby agrees to all of the terms and provisions of the Intercreditor Agreement applicable to it as a “Grantor” thereunder. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include each New Grantor. The Intercreditor Agreement is incorporated herein by reference.
     2. Each New Grantor represents and warrants to the ABL Agent and the Indenture Agent that this Supplement has been duly executed and delivered by such New Grantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     3. This Supplement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission shall be as effective as delivery of a manually executed counterpart hereof.
     4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.
     5. This Supplement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

2

     IN WITNESS WHEREOF, each New Grantor, the ABL Agent and the Indenture Agent have duly executed this Supplement to the Intercreditor Agreement as of the day and year first above written.

NEW GRANTORS:	[Name of New Grantor]:

By:
Name:
Title:

ABL AGENT:	HARRIS N.A., as ABL Agent

By:
Name:
Title:

INDENTURE AGENT:	WILMINGTON TRUST FSB, as Indenture Agent

By:
Name:
Title:

3